Exhibit 10.1

Dated 18 August 2006
MARINA BAY SANDS PTE. LTD.
as Borrower
arranged by
GOLDMAN SACHS (SINGAPORE) PTE
DBS BANK LTD.
UOB ASIA LIMITED
OVERSEA-CHINESE BANKING CORPORATION LIMITED
as Mandated Lead Arrangers
coordinated by
GOLDMAN SACHS (SINGAPORE) PTE
DBS BANK LTD.
as Coordinators
with
DBS BANK LTD.
acting as Agent
and
DBS BANK LTD.
acting as Security Trustee
S$1,104,040,000
FACILITY AGREEMENT
ALLEN & GLEDHILL
ONE MARINA BOULEVARD #28-00
SINGAPORE 018989

THE SCHEDULES

THIS AGREEMENT is dated 18 August 2006 and made between:
(1)	MARINA BAY SANDS PTE. LTD., registration number 200507292R (the “Borrower”);

(2)	GOLDMAN SACHS (SINGAPORE) PTE, DBS BANK LTD., UOB ASIA LIMITED and OVERSEA-CHINESE BANKING CORPORATION LIMITED as mandated lead arrangers (whether acting individually or together the “Mandated Lead Arranger”);

(3)	GOLDMAN SACHS (SINGAPORE) PTE and DBS BANK LTD. as coordinators (together with the Mandated Lead Arranger and whether acting individually or together the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”);

(5)	DBS BANK LTD. as agent of the other Finance Parties (the “Agent”); and

(6)	DBS BANK LTD. as security trustee for the Finance Parties (the “Security Trustee”).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Accepted Proposal” has the meaning given to it in Clause 1.1 (Definitions) of the Development Agreement.

"Acquired Properties” means the properties set out in Schedule 6 (Acquired Properties), to be acquired directly by the Borrower pursuant to the Acquisition Documents.

"Acquisition” means the acquisition by the Borrower of the Acquired Properties pursuant to the Acquisition Documents.

"Acquisition Closing Date” means the “Effective Date”, as described in the Development Agreement.

"Acquisition Costs” means all costs, fees and expenses, and all stamp duty, registration and other similar Taxes incurred by or on behalf of the Borrower in connection with the Acquisition and/or the Facilities.

"Acquisition Documents” means the Development Agreement, the Lease, the LTA Agreement, the Consent, and any other document designated as such by the Agent and the Borrower.

"Additional Singapore Dollar Notes” has the meaning given to it in the Floating Rate Notes Documents.

"Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Assignment of Development Agreement” means an assignment of the Development Agreement security document between the Borrower and the Security Trustee.

"Assignment of Insurances” means an assignment of insurances security document between the Borrower and the Security Trustee.

"Assignment of Project Documents” means an assignment of the Project Documents security document between the Borrower and the Security Trustee.

"Assignment of LTA Agreement” means an assignment of the LTA Agreement security document between the Borrower and the Security Trustee.

"Authorisation” means:
(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.
"Availability Period” means:
(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the date which is 12 Months after the date of this Agreement;

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the date which is 24 Months after the date of this Agreement;

(c)	in relation to Loans made under Facility C, the period from and including the date of this Agreement to and including the date which is 12 Months after the date of this Agreement; and

(d)	in relation to Bank Guarantees issued under Facility C, the period from and including the date of this Agreement to and including the date falling 24 Months after the date of this Agreement.
"Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:
(a)	the amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date.
"Available Facility” means, in relation to a Facility, the aggregate for the time being of the Lenders’ Available Commitments in respect of that Facility.
"Bank Guarantee” means a bank guarantee, substantially in the form set out in Schedule 7 (Form of Bank Guarantee) or in any other form requested by the Borrower and agreed by the Agent (with the prior consent of all the Lenders with Facility C Commitments).
"Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Singapore interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
"Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore and New York City.
"Casino Licence” has the meaning given to it in Clause 1.1 (Definitions) of the Development Agreement.
"Charged Assets” means the assets over which Security is expressed to be created pursuant to any Security Document.
"Citibank Charge” means the Charge on Cash Deposit and Letter of Set-off dated 28 March 2006 made between the Borrower and the Citibank, N.A., Singapore Branch.
"Commitment” means a Facility A Commitment, Facility B Commitment and Facility C Commitment.
"Common Clauses” has the meaning given to it in paragraph (a) of the definition of Majority Lenders.
"Consent” means the consent of the Lessor to be provided pursuant to item 4(c) of Schedule 2 (Conditions precedent).
"Construction Contracts” means the Main Construction Contract and all other material construction contracts from time to time entered into by the Borrower with any firm of contractors for the designing, development, construction, equipping, fitting out and completion of the Integrated Resort Project (or any part of it) on the Acquired Properties.
"Construction Guarantees” means all Guarantees from time to time issued in favour of the Borrower, or under which the Borrower has an interest, in connection with the Integrated Resort Project, whether pursuant to the Construction Contracts or otherwise.
"Control Event” has the meaning given to it in Clause 9.2 (Change of Control).

"Debenture” means a fixed and floating charge security document between the Borrower and the Security Trustee.
"Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Development Agreement” means the development agreement between the Lessor and the Borrower relating to the acquisition of the Acquired Properties (incorporating the RFP and all annexures and schedules to the development agreement), substantially in the form set out in Schedule 8 (Development Agreement).
"Development Agreement Event of Default” means any “Event of Default” defined in Clause 1.1 (Definitions) of the Development Agreement.
"Eligible Lender” means:
(a)	a bank or merchant bank that:
(i)	is a financial institution acting through a Facility Office in Singapore;

(ii)	is in possession of (A) a valid licence granted under the Banking Act, Chapter 19 of Singapore, authorising it to conduct banking business in Singapore or (B) a valid licence granted by the Monetary Authority of Singapore, authorising it to conduct merchant banking business in Singapore;

(iii)	in respect of which, the Borrower would not be obliged to make a payment under Clause 14 (Tax gross-up and indemnities) to or for the account of such financial institution; and

(iv)	(for so long as no Event of Default shall have occurred and is continuing) is not a Restricted Person;
(b)	any other financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets that:
(i)	is acting through a Facility Office in Singapore;

(ii)	in respect of which, the Borrower would not be obliged to make a payment under Clause 14 (Tax gross-up and indemnities) to or for the account of such person; and

(iii)	(for so long as no Event of Default shall have occurred and is continuing) is not a Restricted person; or
(c)	solely for the purpose of accepting a transfer of Loans pursuant to Clause 9.8 (Right of replacement of a single Lender) or Clause 38.1 (Nevada Gaming Authority), any Permitted Sands Lender.

"Environment” means living organisms including the ecological systems of which they form part and the following media:
(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).
"Environmental Law” means all laws and regulations of any relevant jurisdiction which:
(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)	provide remedies or compensation for harm or damage to the Environment; or

(c)	relate to Hazardous Substances or health and safety matters concerning exposure to Hazardous Substances.
"Environmental Licence” means any Authorisation required at any time under Environmental Law.
"Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).
"Existing Debt” means:
(a)	Financial Indebtedness and/or payables of the Borrower to one or more of its Affiliates existing at the date of this Agreement and incurred solely to finance land premium payments made to the Lessor in respect of the Integrated Resort Project; and

(b)	all other costs and expenses incurred by the Sponsor and its Affiliates prior to the date of this Agreement in connection with the Integrated Resort Project and the Singapore tender process and the Singapore post-tender process for the Integrated Resort Project (including, but not limited to, the tender bank guarantee deposit, printing costs for the tender submission and all other fees, costs and expenses of vendors, lawyers, accountants, consultants and office space rental), in each case as may be set out on a general and approximate basis in the Sources and Use Summary described in paragraph 4(b) of Schedule 2 (Conditions precedent) and which must be repaid or reimbursed within a reasonable time, provided that the Borrower shall have up to the date falling 12 Months after the date of the First Utilisations to repay up S$20,503,600 of such Existing Debt.
"Facility” means Facility A, Facility B or Facility C.
"Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

"Facility A Commitment” means:
(a)	in relation to an Original Lender, the amount in Singapore Dollars set opposite its name under the heading “Facility A Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Singapore Dollars of any Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.
"Facility B” means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).
"Facility B Commitment” means:
(a)	in relation to an Original Lender, the amount in Singapore Dollars set opposite its name under the heading “Facility B Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Singapore Dollars of any Facility B Commitment transferred to it under this Agreement, to the extent not cancelled, reduced, transferred or increased by it under this Agreement.
"Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.
"Facility C” means the term loan and bank guarantee facilities made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).
"Facility C Commitment” means:
(a)	in relation to an Original Lender, the amount in Singapore Dollars set opposite its name under the heading “Facility C Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Singapore Dollars of any Facility C Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.
"Facility C Utilisation” means a Facility C Loan or a Bank Guarantee.

"Facility Office” means the office or offices provided by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
"Fee Letter” means any letter or letters dated on or about the date of this Agreement between, as the case may be, the Arranger and the Borrower, the Agent and the Borrower, the Security Trustee and the Borrower, setting out any of the fees referred to in Clause 13 (Fees).
"Finance Document” means this Agreement, each Security Document, any other document (other than a security document) that may at any time be given as guarantee or assurance for any of the Liabilities pursuant to or in connection with any Finance Document and any other document designated as such by the Agent and the Borrower.
"Finance Party” means the Agent, the Arranger, a Lender or the Security Trustee.
"Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed (including, without limitation, indebtedness evidenced by the Floating Rate Notes);

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Singapore GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account and such value shall be calculated without double-counting with other indebtedness);

(h)	shares which are expressed to be redeemable;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

in each case without double-counting and excluding any indebtedness comprising trade payables incurred in the ordinary course of business.
"First Utilisations” means all initial Utilisations of the Facilities requested by the Borrower to be made on the same Utilisation Date pursuant to Utilisation Requests delivered by the Borrower to the Agent in accordance with this Agreement.
"Floating Rate Notes” means the Borrower’s Floating Rate Notes in aggregate principal amount not to exceed S$1,104,040,000 plus accrued interest thereon.
"Floating Rate Notes Documents” means the Note Purchase Agreement containing the terms governing the Floating Rate Notes, dated as of the date of this Agreement, the guarantee issued by the Sponsor in favour of holders of the Floating Rate Notes, and any other documents related to such Floating Rate Notes or designated as such by the Borrower and the Agent.
"Governmental Agency” means any government or any governmental agency, semi- governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).
"Guarantee” means any guarantee, bond, indemnity, counter-indemnity or similar instrument howsoever described issued by any person in respect of any obligation of any other person.
"Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that is harmful to human health or other life or the Environment or a nuisance to any person or the presence of which in the Environment may make the use or ownership of any affected land or property more costly.
"Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
"Initial Singapore Dollar Notes” has the meaning given to it in the Floating Rate Notes Documents.
"Instructing Group” means a Lender, Lenders, a Purchaser or Purchasers whose Available Commitments, participations in the Utilisations, share of the unfunded Initial Singapore Dollar Notes, share of the unfunded Additional Singapore Dollar Notes and share of the principal amount of Floating Rate Notes then outstanding, aggregate more than 50 per cent. of the Available Facilities, all the Utilisations, all unfunded Initial Singapore Dollar Notes, all unfunded Additional Singapore Dollar Notes and the principal amount of all Floating Rate Notes then outstanding, provided that any Permitted Sands Lender which is a Lender shall not be entitled to vote and shall not be polled by the Agent or the Security Trustee for the purposes of this definition and its vote shall instead be exercised by the other Lenders on a pro rata basis.
"Integrated Resort” and “IR” shall have the meanings respectively given to them in Clause 1.1 (Definitions) of the Development Agreement.

"Integrated Resort Project” means the project of the Borrower for the Integrated Resort, as described in the Acquisition Documents.
"Intellectual Property Rights” means all patents, designs, copyrights, trade marks, service marks, trade names, domain names, rights in know-how, any other intellectual property and any associated or similar rights any where in the world, and any interest in any of the foregoing (in each case whether registered or unregistered and including any related licences and sub-licences of the same, applications and rights to apply for the same).
"Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).
"Land Premium” means the sum of S$1,200,000,000 (exclusive of goods and services tax) paid or to be paid by the Borrower to the Lessor for the Acquired Properties in accordance with the Development Agreement.
"Lease” has the meaning given to it in Clause 1.1 (Definitions) of the Development Agreement.
"Lease Event of Default” means any “Event of Default” defined in the Lease.
"Lender” means:
(a)	any Original Lender; and

(b)	any Eligible Lender which has become a Party in accordance with Clause 23 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
"Lessor” means the Singapore Tourism Board.
"Letter of Notification” has the meaning given to it in Clause 1.1 (Definitions) of the Development Agreement.
"Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower to any Finance Party under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).
"Loan” means a Facility A Loan, a Facility B Loan or a Facility C Loan.
"LTA Agreement” means, the Agreement for Provision of Proposed Rapid Transit System and Roadworks at Marina Bay between the Borrower and the Land Transport Authority of Singapore, substantially in the form of Schedule 9 (Form of LTA Agreement).
"Main Contractor” means the main contractor(s) (and any successor main contractor(s)) appointed by the Borrower in connection with the Integrated Resort

Project, in each case being a reputable contractor and approved by the Lessor (where such approval is required under the Development Agreement or the Lease).
"Main Construction Contract” means the main construction contracts relating to the Integrated Resort Project made or to be between the Borrower and the Main Contractor.
"Majority Lenders” means:
(a)	for the purposes of amending, waiving or granting any consents under Clauses 19.16 (Environmental Laws and Licences), 19.17 (Environmental releases), 19. 19 (No prior business), paragraph (a) of Clause 19.20 (Financial Indebtedness or Security), 19.23 (Governmental Regulation), 20.1 (Financial statements), 20.2 (Requirements as to financial statements), paragraphs (c), (d) and (e) of Clause 20.3 (Information: miscellaneous), 20.7 (Inspection of books and records), 20.8 (Auditors), 21.2 (Compliance with laws), 21.7 (Financial Indebtedness), 21.8 (Loans and Guarantees), paragraphs (c) to (e) of Clause 21.9 (The Acquisition), 21.12 (Change of business), 21.13 (Merger), 21.14 (Issue of Shares) to 21.19 (Assets), 21.22 (Environmental undertakings) to 21.25 (Financial assistance), (in so far as it relates to any of the foregoing provisions) Clause 22.2 (Other obligations), paragraphs (a) to (d) and paragraph (e)(i) of 22.4 (Cross default), (in so far as the amendment, waiver or consent relates to assets other than the Acquired Properties, the Lease or the Development Agreement), Clause 22.7 (Creditors’ process), Clause 22.11 (Constitutional documents), Clause 22.12 (Carry on business), (in so far as the amendment, waiver or consent does not relate to the Acquired Properties, the Integrated Resort Project or the Lease) Clause 22.13 (Nationalisation) to 22.15 (Litigation), (in so far as the amendment, waiver or consent does not relate to the Acquired Properties, the Acquisition Documents, the Casino Licence or the Integrated Resort Project) Clause 22.16 (Project) or Clause 22.17 (Interest Buffer) (collectively, the “Common Clauses”), the Instructing Group; and

(b)	in all other cases, a Lender or Lenders whose Available Commitments and participations in the Utilisations then outstanding aggregate more than 50 per cent. of the Available Facilities and all the Utilisations then outstanding, provided that any Permitted Sands Lender which is a Lender shall not be entitled to vote and shall not be polled by the Agent or the Security Trustee for the purposes of this definition and its vote shall instead be exercised by the other Lenders on a pro rata basis.
"Margin” means:
(a)	for the period from and including the date of this Agreement to and including the date which is 12 Months after the date of this Agreement 1.35 per cent. per annum; and

(b)	thereafter, 1.60 per cent. per annum.

"Material Adverse Effect” means a material adverse effect on or material adverse change in:
(a)	the financial condition, assets, prospects or business of the Borrower;

(b)	the ability of the Borrower to perform and comply with its payment or other material obligations under any Finance Document, the Development Agreement or the Lease;

(c)	the validity, legality or enforceability of any Finance Document, the Development agreement or (once issued) the Lease; or

(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any Security expressed to be created pursuant to any Security Document, taking into consideration the Development Agreement (but excluding any Security over assets or any part thereof (other than the Acquired Properties) that is immaterial).
"Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
"Mortgage” means a mortgage over the Acquired Properties security document between the Borrower and the Security Trustee, initially executed in escrow pursuant to Clause 4.1 (Initial conditions precedent).
"Party” means a party to this Agreement.
"Perfection Requirements” means:
(a)	in relation to each of the Mortgage, Debenture and Security Trust Agreement, in each case, when executed and delivered, the payment of stamp tax in Singapore;

(b)	in relation to the Mortgage, when executed and delivered, its registration with the Singapore Land Authority; and

(c)	in relation to each Security Document (other than the Security Trust Agreement), in each case, when executed and delivered, its registration as a charge against the Borrower at the Accounting and Corporate Regulatory Authority in Singapore.
"Permit to Commence Building Works” has the meaning given to it in Clause 1.1 (Definitions) of the Development Agreement.

"Permitted Sands Lender” means any Affiliate of the Borrower that is permitted to make, purchase or invest in loans.
"Permitted Security” means:
(a)	in relation to all assets of the Borrower other than the Acquired Properties:
(i)	the Citibank Charge except to the extent the principal amount secured by the Citibank Charge exceeds the amount of S$60,000,000, provided that the Charge is irrevocably, unconditionally and fully discharged no later 31 August 2006;

(ii)	any lien arising by operation of law and in the ordinary course of business securing amounts not more than 30 days overdue (or contested in good faith by appropriate means prior to an order being made against the person contesting such amounts, so long as reserves or other appropriate provisions, if any, required by Singapore GAAP, shall have been made for any such contested amounts);

(iii)	any retention of title arrangements and rights of set-off arising in the ordinary course of business with suppliers of goods to the Borrower;

(iv)	any Security created pursuant to any Finance Document;

(v)	any Security created with the consent of the Agent (acting on the instructions of the Majority Lenders);

(vi)	any attachment or judgment lien not constituting an Event of Default;

(vii)	easements, rights-of-way, avagational servitudes, restrictions, encroachments, and other defects or irregularities in title and other similar charges or encumbrances, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or result in a material diminution in the value the Charged Assets as security for the Liabilities;

(viii)	liens arising from filing UCC financing statements or the Singapore equivalent relating solely to leases permitted by this Agreement;

(ix)	licenses of patents, trademarks and other intellectual property rights granted by the Borrower in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower;

(x)	liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling the Borrower to maintain self-insurance or to participate in other specified insurance arrangements;

(xi)	leases or subleases, licenses or sublicenses or other types of occupancy agreements granted to third parties in accordance with any applicable terms of this Agreement and the Security Documents and not interfering in any material respect with the ordinary conduct of the business of the Borrower;

(xii)	any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xiii)	statutory liens of landlords, statutory liens of banks and rights of set-off, statutory liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other liens imposed by law, in each case incurred in the ordinary course of business or in connection with in the development or construction of the Integrated Resort Project (i) for amounts not yet overdue, (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings prior to an order being made against the person contesting such amounts so long as such reserves or other appropriate provisions, if any, as shall be required by Singapore GAAP, shall have been made for any such contested amounts or (iii) with respect to liens of mechanics, repairmen, workmen and materialmen, if such lien arises in the ordinary course of business or in the development or construction of the Integrated Resort Project, the Borrower has bonded such lien within a reasonable time after becoming aware of the existence thereof; or

(xiv)	any liens over any asset (other than the Development Agreement, the Lease and the Casino Licence), provided the aggregate value of assets permitted to be secured under this paragraph (a)(xiv) does not exceed S$3,000,000; and
(b)	in relation to the Acquired Properties, the items referred to in paragraphs (a)(i) to (a)(xii) above and (except in so far as it relates to statutory liens of banks and rights of set-off) paragraph (a)(xiii) above,
"Purchasers” has the meaning given to it in the Floating Rate Notes Documents.
"Planning Permission” has the meaning given to it in Clause 1.1 (Definitions) of the Development Agreement.
"Project Document” means a Construction Contract or Construction Guarantee.
"Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period
"Reference Banks” means the principal Singapore offices of DBS Bank Ltd., Sumitomo Mitsui Banking Corporation and United Overseas Bank Limited or such other banks as may be appointed by the Agent in consultation with the Borrower.

"Repeating Representations” means:
(a)	each of the representations set out in Clauses 19.1 (Status) to 19.4 (Power and authority), 19.7 (No default), to 19.17 (Environmental releases) and 19.20 (No Financial Indebtedness or Security) to 19.23 (Governmental Regulation); and

(b)	each of the representations expressed to be a repeating representation under the terms of any other Finance Document.
"Restricted person” means:
(a)	any person that owns or operates a casino or other gaming operation located in Singapore, Macau, the United Kingdom, Hungary or the States of Nevada, New Jersey, Pennsylvania or Michigan (or is an Affiliate of such a person) (provided that a passive investment constituting less than ten per cent. of the common stock of any such casino or other gaming operation shall not constitute ownership thereof for the purposes of this definition);

(b)	any person that owns or operates a trade show, convention, exhibition or conference center in Singapore, Macau, the United Kingdom, Hungary or Las Vegas or Clark County, Nevada, or the States of New Jersey, Pennsylvania or Michigan (or an Affiliate of such a person) (provided that a passive investment constituting less than ten per cent. of the common stock of any such casino or trade show, convention, exhibition and conference center facility shall not constitute ownership for the purpose of this definition);

(c)	any union pension fund (provided that any intermingled fund or managed account which has as part of its assets under management the assets of a union pension fund shall not be disqualified from being an Eligible Lender hereunder so long as the manager of such fund is not controlled by a union or a union does not own ten per cent. or more of the assets of such fund); or

(d)	any person denied an approval or a license, or found unsuitable under the Nevada Gaming Laws, the gaming laws of Singapore or any other applicable gaming laws.
"RFP” has the meaning given to it in Recital 2 of the Development Agreement.
"Screen Rate” means the rate per annum (expressed as a percentage) for the relevant period appearing under the caption “ASSOCIATION OF BANKS IN SINGAPORE SIBOR AND SWAP OFFER RATES AT 11 A.M. SINGAPORE TIME” and the column headed “SGD SWAP OFFER” on the page “ABSIRFIX01” of the Reuters Monitor Money Rates Services (or such other page as may replace that page for the purpose of displaying the swap offer rates of leading reference banks). If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

"Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Security Deposit” means the sum of S$192,604,530, being the amount of the security deposit to be paid to the Lessor by way of cash or Bank Guarantees in accordance with the Development Agreement.
"Security Documents” means the Assignment of Development Agreement, the Assignment of Insurances, the Assignment of Project Documents, the Assignment of LTA Agreement, the Debenture, the Mortgage, the Security Trust Agreement and any other security or other document that may at any time be given as security for any of the Liabilities pursuant to or in connection with any Finance Document.
"Security Trust Agreement” means the security trust agreement between the Borrower and the Finance Parties (other than the Arranger).
"Selection Notice” means a notice substantially in the form set out in Part III of Schedule 3 (Requests) given in accordance with Clause 11 (Interest Periods) in relation to a Loan.
"Singapore GAAP” means generally accepted accounting principles, standards and practices in Singapore, in effect at the relevant time.
"Singapore Dollars” or “S$” means Singapore Dollars.
"Singapore Gaming Authority” has the meaning given to it in Clause 39 (Gaming Authorities).
"Specified Time” means a time determined in accordance with Schedule 5 (Timetables).
"Sponsor” means Las Vegas Sands Corp., a corporation incorporated under the law of the State of Nevada, United States of America.
"Sponsor’s Senior Notes” means the outstanding 6 3/8 per cent. Senior Notes of the Sponsor as the terms thereof may be amended from time to time, and any indebtedness of the Sponsor issued in a replacement or refinancing thereof.
"Subordinated Shareholders’ Loans” means loans made to the Borrower by any of the direct or indirect Holding Companies of the Borrower or any of their respective Subsidiaries, that are unsecured, that have a maturity date after the Termination Date, that do not pay any cash interest, that do not bind the obligor(s) thereon by the provisions of any covenants other than customary affirmative covenants, and that do not contain any cross-default provisions to any other Indebtedness of such obligor(s).
"Subsidiary” means in relation to any company or corporation (a “holding company”), a company or corporation:
(a)	which is controlled, directly or indirectly, by the holding company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a Subsidiary of another Subsidiary of the holding company, and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body.
"SWAP Rate” means, in relation to any Loan or Unpaid Sum:
(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for the displaying of the swap rate for a period comparable to the Interest Period for that Loan or Unpaid Sum; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Singapore interbank market, to be in relation for the Interest Period for that Loan or Unpaid Sum equal to Y (rounded upwards to four decimal places) calculated in accordance with the following formula:

Y =	(R x	365)	+	(	F	x	36500)	+	(	F	x R x	365)

		360			S		N			S		360
where:

F	=	the premium (being a positive number) or the discount (being a negative number), as the case may be, which would have been paid or received by such Reference Bank in offering to sell US Dollars forward in exchange for the Singapore Dollars on the last day of that Interest Period in the Singapore foreign market as of the Specified Time on the Quotation Day;

S	=	the exchange rate at which such Reference Bank sells US Dollars spot in exchange for Singapore Dollars in the Singapore foreign exchange market, as quoted by such Reference Bank as of the Specified Time on the Quotation Day;

R	=	the rate at which such Reference Bank is offering US Dollar deposits for that Interest Period in an amount comparable to the US Dollar equivalent of that Loan or Unpaid Sum (such US Dollar equivalent to be determined by such Reference Bank at such rate or rates as such Reference Bank reasonably determines to be most appropriate) to leading banks in the Singapore interbank market as of the Specified Time on the Quotation Day; and

N	=	the actual number of days in that Interest Period.

"Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Termination Date” means 22 August 2008.
"Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments, being S$1,104,040,000 at the date of this Agreement.
"Total Facility A Commitments” means the aggregate of the Facility A Commitments, being S$852,290,470 at the date of this Agreement.
"Total Facility B Commitments” means the aggregate of the Facility B Commitments, being S$59,145,000 at the date of this Agreement.
"Total Facility C Commitments” means the aggregate of the Facility C Commitments, being S$192,604,530 at the date of this Agreement.
"Transaction Documents” means the Finance Documents, the Acquisition Documents and the Project Documents.
"Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
"Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
"Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

"US Dollars” or “US$” means United States dollars.

"Utilisation” means a Loan or a Bank Guarantee.

"Utilisation Date” means the date on which a Utilisation is, or is to be, made.

"Utilisation Request” means (in relation to a Loan) a notice substantially in the form set out in Part I of Schedule 3 (Requests) or (in relation to a Bank Guarantee) a notice substantially in the form set out in Part II of Schedule 3 (Requests).

"VVDIL I” means Venetian Venture Development Intermediate Limited I, a corporation duly incorporated and validly existing under the law of the Cayman Islands.

"Winding-up” means one of the events or circumstances mentioned in paragraph (a)(i), (a)(ii) or (a)(iii) of Clause 22.6 (Insolvency proceedings) or any analogous procedure or step in any jurisdiction.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, the “Borrower”, any “Finance Party”, any “Lender”, any “Party” or the “Security Trustee” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets” includes present and future properties, revenues and rights of every description;

(iii)	the Borrower providing “cash cover” for a Bank Guarantee means the Borrower paying an amount in the currency of the Bank Guarantee to an interest-bearing account in the name of the Borrower and the following conditions are met:
(A)	the account is with the Security Trustee;

(B)	withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Bank Guarantee until no amount is or may be outstanding under that Bank Guarantee; and

(C)	if the Security Trustee requires, the Borrower has executed a security document over that account, in form and substance satisfactory to the Security Trustee with which that account is held, creating a first ranking security interest over that account;
(iv)	the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s spot rate of exchange for the purchase of the first currency with the second currency in the Singapore foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

(v)	"indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any relevant person, firm, company, corporation, limited liability company, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	the Borrower “repaying” or “prepaying” a Bank Guarantee means:
(A)	the Borrower providing cash cover for that Bank Guarantee;

(B)	the maximum amount payable under the Bank Guarantee being reduced in accordance with its terms; or

(C)	the Lender that issued that Bank Guarantee being reasonably satisfied that it has no further liability under that Bank Guarantee, and the amount by which a Bank Guarantee is repaid or prepaid under sub-paragraphs (viii)(A) and (viii)(B) above is the amount of the relevant cash cover or reduction;

(ix)	"shares” or “share capital” includes equivalent ownership interests (and “shareholder” and similar expressions shall be construed accordingly);

(x)	a “Transaction Document” or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerous) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or other agreement or instrument;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to Singapore time (unless otherwise stated).
(b)	Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any terms of this Agreement the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

1.4	Eligible Lender

Each Original Lender confirms to the Borrower that, on the date of this Agreement, it is an Eligible Lender.

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement the Lenders make available to the Borrower:

(a)	a term loan facility in Singapore Dollars in an aggregate amount equal to the Total Facility A Commitments;

(b)	a term loan facility in Singapore Dollars in an aggregate amount equal to the Total Facility B Commitments; and

(c)	a term loan facility and a bank guarantee facility in Singapore Dollars in an aggregate amount equal to the Total Facility C Commitments.
2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under Facility A towards:
(i)	financing the Land Premium; and

(ii)	(A) financing or refinancing Acquisition Costs;
(B)	refinancing the general working capital requirements of the Borrower in connection with or related to the development and construction of the Integrated Resort Project (including paying any costs or expenses related to the Integrated Resort Project); and

(C)	refinancing the general corporate purposes of the Borrower in connection with or related to the Integrated Resort Project, in each case incurred prior to the date of this Agreement (up to a maximum aggregate amount of S$599,336,000); and

(iii)	(A) financing the general working capital requirements of the Borrower in connection with or related to the development and construction of the Integrated Resort Project (including paying any costs or expenses related to the Integrated Resort Project);
(B)	financing the general corporate purposes of the Borrower in connection with or related to the Integrated Resort Project; and

(C)	(where Facility B is insufficient to fully finance the purpose described in paragraph (b) below) financing the purpose described in paragraph (b) below, in each case incurred on or after the date of this Agreement.
(b)	The Borrower shall apply all amounts borrowed by it under Facility B towards financing the payment of accrued normal interest on the Loans.

(c)	The Borrower shall apply all amounts borrowed by it under Facility C towards financing the Security Deposit, but only on or after the Acquisition Closing Date.

(d)	No amount borrowed under Facility B shall be applied for any purpose for which amounts borrowed under Facility A (other than the purpose set out in paragraph (a)(iii)(C) above) or Facility C may be applied.

(e)	No amount borrowed under Facility C shall be applied for any purpose for which amounts borrowed under Facility A or Facility B may be applied.

(f)	No amount borrowed under the Facilities shall be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver any Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance reasonably satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) and Clause 6.6 (Issue of Bank Guarantees) if:
(a)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation;

(b)	on the date of the Utilisation Request and on the proposed Utilisation Date, the Repeating Representations are true in all material respects; and

(c)	on the date of the Utilisation Request (other than a Utilisation Request for a Loan to finance the purpose set out in paragraph (a)(iii)(C) or paragraph (b) of Clause 3.1 (Purpose)), an amount of Floating Rate Notes equal to the amount of Utilisation requested in the Utilisation Request has been requested under the

Floating Rate Note Documents and the Agent has not been notified by the Lead Managers under the Floating Rate Note Documents that any conditions to the issuance of such Floating Rate Notes have not been met or that such Floating Rate Notes will not be issued on the Utilisation Date.
4.3	Maximum number of Utilisations

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:
(i)	more than ten Facility A Loans would be outstanding;

(ii)	more than ten Facility B Loans would be outstanding;

(iii)	more than one Facility C Loan would be outstanding; or

(iv)	more than three Bank Guarantees would be outstanding.
(b)	The Borrower may not request that a Facility A Loan, a Facility B Loan or a Facility C Loan be divided if, as a result of the proposed division, more than ten Facility A Loans or more than ten Facility B Loans or more than two Facility C Loans would be outstanding.

4.4	Drawing of Facilities

(a)	The Facilities shall be utilised in the same proportion as the Floating Rate Notes (other than to finance the purpose set out in paragraph (a)(iii)(C) or paragraph (b) of Clause 3.1 (Purpose)).

(b)	For Facility B and for Facility A Loans to be made for the purpose set out in paragraph (a)(iii)(C) of Clause 3.1 (Purpose), the Borrower shall only be entitled to request Loans (the “Requested Loans”), the aggregate amount of which do not exceed the aggregate amount of normal interest on the outstanding Loans that will become due and payable under this Agreement within three Months of the Utilisation Date of each such Requested Loan.

5.	UTILISATION — LOANS

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent (acting on the instructions of all the Lenders) may agree).

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it specifies that it is for a Loan;

(ii)	it identifies the Facility to be utilised;

(iii)	it identifies the purpose of the Utilisation;

(iv)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(v)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(vi)	the proposed Interest Period complies with Clause 11 (Interest Periods); and

(vii)	it specifies the manner in which the proceeds of the Utilisation are to be credited, which:
(A)	in the case of Loans comprised in the First Utilisations, must be in accordance with Clause 5.5 (Disbursement of proceeds from First Utilisations); and

(B)	in the case of all other Loans, must be to an account and a bank in Singapore.
(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be Singapore Dollars.

(b)	The amount of the proposed Loan in relation to Facility A must be:
(i)	a minimum of S$10,000,000 or, if less, the Available Facility; and

(ii)	in any event such that its amount is less than or equal to the Available Facility.
(c)	The amount of the proposed Loan in relation to Facility B must be such that its amount is less than or equal to the Available Facility.

(d)	The amount of the proposed Loan in relation to Facility C must be such that its amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	Subject to Clause 5.5 (Disbursement of proceeds from First Utilisations) if the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan under that Facility available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan.

5.5	Disbursement of proceeds from First Utilisations

(a)	In this Clause 5.5:
(i)	"Closing Date” means 23 August 2006; and

(ii)	"Escrow Agent” means:

(A)	in relation to all First Utilisations comprising cash, the Agent; and

(B)	in relation to all First Utilisations comprising cashier’s orders or Bank Guarantees, Allen & Gledhill, in each case acting as escrow agent for the Lenders in accordance with this Clause 5.5.

(b)	The Parties agree that:
(i)	all First Utilisations comprising Loans (the “Loan Proceeds”) that are made available in cash shall be held by the Escrow Agent in a bank account of the Escrow Agent in Singapore; and

(ii)	all First Utilisations comprising Loans that are made available by way of cashier’s order (the “Cashier’s Orders”) shall (subject to receipt of funds to its account by 2:00 p.m. on the Utilisation Date in accordance with Clause 28 (Payment Mechanics)) be delivered by the Agent to the Escrow Agent no later than 8:00 p.m. on the Utilisation Date, in each case to be held by the Escrow Agent for the Lenders in accordance with this Clause 5.5.

(c)	Not later than 2:00 p.m. on the Closing Date, the Agent shall (and is hereby instructed by the Parties to) instruct the Escrow Agent to release the Cashier’s Orders to the Lessor if:
(i)	against such release, the Borrower delivers the following documents to the Agent (or the Escrow Agent on its behalf):
(A)	the Development Agreement and the LTA Agreement, duly executed by the parties to it;

(B)	the notice signed by the Borrower and the acknowledgement of such notice signed by the Lessor, as required by the Assignment of Development Agreement; and

(C)	the notice signed by the Borrower, as required by the Assignment of LTA Agreement;
(ii)	no Default is continuing or would result from the proposed payment or release; and

(iii)	the Repeating Representations are true in all material respects.
(d)	The Escrow Agent shall immediately notify the Agent of its delivery of the Cashier’s Orders and its collection of the documents referred to in paragraph (c)(i) above, following which the Agent shall (and is hereby instructed by the Parties to) instruct the Escrow Agent holding the Loan Proceeds to make payment of the Loan Proceeds to the account(s) specified in the relevant Utilisation Request.

(e)	In the event the Escrow Agent does not release the Cashier’s Orders by 2:00 p.m. on the Closing Date, the Escrow Agent shall (and is hereby instructed by the Parties to) refund all of the Loan Proceeds and return the Cashier’s Orders to the Agent and the

Agent shall (and is hereby instructed by the Parties to) cancel the Cashier’s Orders and refund all of the Loan Proceeds (net of all cancellation and remittance charges in respect of the Cashier’s Orders and the Loan Proceeds) to the Lenders within three Business Days of the Closing Date.

(f)	Any refund of the Loan Proceeds and return of the Cashier’s Orders under paragraph (e) above shall be deemed to be and shall be treated for all purposes of this Agreement as a full prepayment of the Utilisations by the Borrower.

(g)	Each of the Parties agrees that:
(i)	the Escrow Agent shall not be made a defendant in any proceedings in relation to the Loan Proceeds or the Cashier’s Orders (including any disbursement or utilisation of the Loan Proceeds or the Cashier’s Orders) and in the event that the Escrow Agent is involved in such proceedings, the costs of the Escrow Agent involved in such proceedings (including legal costs on a full indemnity basis) shall be borne jointly and severally by the Lenders;

(ii)	no payment of the Loan Proceeds or delivery of the Cashier’s Orders shall be made except pursuant to this Clause 5.5; and

(iii)	the Escrow Agent shall not be obliged to act on any instructions if such instructions, in the sole discretion of the Escrow Agent, are unclear, ambiguous, not duly authorised or otherwise not in accordance with the terms of this Clause 5.5 and without prejudice to the foregoing, the Escrow Agent shall, at its sole discretion, be at liberty to seek directions from the courts of Singapore on the construction and interpretation of this Clause 5.5 and/or any instructions received by the Escrow Agent and on any other matter relating or incidental to this Clause 5.5 (the costs of seeking such directions (including legal costs on a full indemnity basis)) shall be borne jointly and severally by the Lenders.
(h)	Each of the Parties agrees that the Escrow Agent shall have no duties or responsibilities to:
(i)	the Borrower; or

(ii)	the Finance Parties, except those expressly set out under this Clause 5.5.
Also, the Escrow Agent shall not, by reason of this Agreement be a trustee for any Party or have any fiduciary obligations to any Party. The Escrow Agent shall not be responsible to any Party for any recitals, terms, statements, representations or warranties contained in any of the Transaction Documents or in any certificate or other document referred to or provided for in, or received by any of them. Neither the Escrow Agent nor any of its officers, partners, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or wilful misconduct alone, as determined in a final non-appealable judgment of a court of Singapore.

(i)	The Escrow Agent shall be entitled to rely upon any document, instrument, certification, notice or other communication (including any by facsimile) or photocopies thereof which purport to have been signed or sent by or on behalf of the proper person or persons and to assume that all signatures are genuine and that all documents are authentic. As to any matters not expressly provided for hereby, the Escrow Agent shall in all cases not be liable to any party hereunder in acting, or refraining from acting hereunder in accordance with instructions signed by the Agent.

(j)	The Lenders shall jointly and severally indemnify and hold harmless the Escrow Agent for all and any loss, liability or expense resulting from any claim, or legal proceedings initiated or commenced by any Party to which the Escrow Agent may become subject, save through its own gross negligence or wilful misconduct, arising out of or in connection with the administration of its duties hereunder.

(k)	Except for actions expressly required of the Escrow Agent under this Clause 5.5, the Escrow Agent shall in all cases be fully justified in failing or refusing to carry out any actions.

(l)	The Escrow Agent shall have no duty or obligation whatsoever to enforce the collection of or to exercise diligence in the enforcement of the collection or receipt of any Loan Proceeds or any amounts payable under the Cashiers’ Orders.

(m)	No Party may assign or transfer or otherwise dispose of (whether in whole or in part) any of its rights under this Clause 5.5 without the consent of the Escrow Agent.

(n)	Any refund of the Loan Proceeds or return of the Cashier’s Orders, shall be deemed to have been made, if the Loan Proceeds are deposited into the bank account notified by the Agent to the Escrow Agent or, as the case may be, the Cashier’s Orders are returned to the Agent at the address identified with its name below.

(o)	The Escrow Agent, its officers, partners, employees and agents may enjoy the benefit of or enforce the terms of this Clause 5.5 in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

6.	UTILISATION — BANK GUARANTEES

6.1	General

(a)	In this Clause 6 and Clause 7 (Bank Guarantees):
(i)	"Expiry Date” means, for a Bank Guarantee, the last day of its Term; and

(ii)	"Term” means each period determined under this Agreement for which a Lender is under a liability under a Bank Guarantee.
(b)	Any reference in this Agreement to:
(i)	a Utilisation made or to be made to the Borrower or borrowed by the Borrower includes a Bank Guarantee issued on its behalf;

(ii)	a Lender funding its participation in a Utilisation includes a Lender issuing a Bank Guarantee;

(iii)	amounts outstanding under this Agreement include amounts outstanding under any Bank Guarantee; and

(iv)	an outstanding amount of a Bank Guarantee at any time is the maximum amount that is or may be payable by the Borrower in respect of that Bank Guarantee at that time.
(c)	Clause 5 (Utilisation — Loans) does not apply to a Utilisation by way of a Bank Guarantee.

6.2	Facility C

An amount of Facility C not exceeding the Available Facility may be utilised by way of Bank Guarantees or Facility C Loans.

6.3	Delivery of a Utilisation Request for Bank Guarantees

(a)	The Borrower may request a Bank Guarantee to be issued by delivery to the Agent of a duly completed Utilisation Request in the form of Part II of Schedule 3 (Requests) not later than the Specified Time (or such later time as the Agent (acting on the instructions of all the Lenders) may agree).

(b)	The Borrower shall deliver Utilisation Requests so that:
(i)	each Lender will be required to issue a Bank Guarantee;

(ii)	Bank Guarantees are issued on a pro rata basis between the Lenders having Facility C Commitments; and

(iii)	all Bank Guarantees are issued, on the same Utilisation Dates.
6.4	Completion of a Utilisation Request for Bank Guarantees

Each Utilisation Request for a Bank Guarantee is irrevocable and will not be regarded as having been duly completed unless:
(a)	it specifies that it is for a Bank Guarantee;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to Bank Guarantees issued under Facility C;

(c)	the currency and amount of the Bank Guarantee comply with Clause 6.5 (Currency and amount);

(d)	the form of Bank Guarantee is attached;

(e)	the Expiry Date of the Bank Guarantee falls on or before the date falling eight years and six Months after the date of the Development Agreement;

(f)	the delivery instructions for the Bank Guarantee are specified; and

(g)	the identity of the beneficiary of the Bank Guarantee is the Lessor.
6.5	Currency and amount

(a)	The currency specified in a Utilisation Request for a Bank Guarantee must be Singapore Dollars.

(b)	The amount of the proposed Bank Guarantee to be issued by a Lender must be:
(i)	such that its participation in the Utilisation will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to issuing the Bank Guarantee; and

(ii)	when aggregated with the amounts of the Bank Guarantees to be issued by the other Lenders, it less than or equal to the Available Facility.
6.6	Issue of Bank Guarantees

(a)	Subject to Clause 6.7 (Delivery of Bank Guarantees), if the conditions set out in this Agreement have been met, each Lender shall issue a Bank Guarantee on the Utilisation Date.

(b)	The amount of each Lender’s participation in each Utilisation by way of a Bank Guarantee will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of the Bank Guarantee.

(c)	The Agent shall notify each Lender of the details of the requested Bank Guarantee and its participation in that Utilisation by the Specified Time.

6.7	Delivery of Bank Guarantees

(a)	The Bank Guarantees shall be delivered to the Escrow Agent and Clause 5.5 (Disbursements of proceeds from First Utilisations), with the necessary modifications, shall apply to the Bank Guarantees as if they were Cashier’s Orders.

(b)	For the purposes of paragraph (a) above, “Cashier’s Orders” and “Escrow Agent” shall have the meanings respectively given to them in Clause 5.5 (Disbursements of proceeds from First Utilisations).

7.	BANK GUARANTEES

7.1	Immediately payable

If a Bank Guarantee or any amount outstanding under a Bank Guarantee is expressed to be immediately payable by the Lender issuing that Bank Guarantee, the Borrower shall repay or prepay that amount immediately.

7.2	Claims under a Bank Guarantee

(a)	The Borrower irrevocably and unconditionally authorises each Lender to pay any claim made or purported to be made under a Bank Guarantee by the beneficiary of that Bank Guarantee and which appears on its face to be in order (a “claim”).

(b)	The Borrower shall immediately on demand pay to the Agent for the Lender that has issued a Bank Guarantee an amount equal to the amount of any claim.

(c)	The Borrower acknowledges that each Lender:
(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)	The obligations of the Borrower under this Clause 7 will not be affected by:
(i)	the sufficiency, accuracy or genuineness of any claim or any other documents; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
7.3	Indemnities

(a)	Without in any way limiting the obligations of the Borrower under Clause 7.2 (Claims under a Bank Guarantee), the Borrower shall immediately on demand indemnify each Lender against any cost, loss or liability incurred by that Lender in issuing any Bank Guarantee, other than any cost, loss or liability arising solely from the wilful default, gross negligence or wilful misconduct of that Lender alone, as determined in a final non -appealable judgment of a court of competent jurisdiction.

(b)	The obligations of the Borrower under this Clause 7 are continuing obligations and will extend to the ultimate balance of sums payable by the Borrower in respect of any Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(c)	The obligations of the Borrower under this Clause 7 will not be affected by any act, omission, matter or thing which, but for this Clause 7, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:
(i)	any time, waiver or consent granted to, or composition with, any beneficiary under a Bank Guarantee or other person;

(ii)	the release of any other person under the terms of any composition or arrangement with any creditor of any person;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any beneficiary under a Bank Guarantee or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any beneficiary under a Bank Guarantee or any other person;

(v)	any amendment (however fundamental) or replacement of a Transaction Document, any Bank Guarantee or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document, any Bank Guarantee or any other document or security; or

(vii)	any insolvency or similar proceedings.
7.4	Rights of contribution

(a)	The Borrower will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7, until the Final Discharge Date.

(b)	For the purpose of paragraph (a) above, “Final Discharge Date” shall have the meaning given to it in Clause 1.1 (Definitions) of the Security Trust Agreement.

7.5	Lenders issuing Bank Guarantees

(a)	Nothing in this Agreement constitutes a Lender issuing a Bank Guarantee as a trustee or fiduciary of any other person.

(b)	Each Lender issuing a Bank Guarantee may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
8.	REPAYMENT OF LOANS

8.1	Repayment of Facility A Loans

(a)	The Borrower shall repay each Facility A Loan on the Termination Date.

(b)	The Borrower may not reborrow any part of Facility A which is repaid.

8.2	Repayment of Facility B Loans

(a)	The Borrower shall repay each Facility B Loan on the Termination Date.

(b)	The Borrower may not reborrow any part of Facility B which is repaid.

8.3	Repayment of Facility C Utilisations

(a)	The Borrower shall repay each Facility C Loan on the Termination Date.

(b)	The Borrower may not reborrow any Facility C Loan which is repaid.

(c)	The Borrower shall provide full cash cover in respect of each Bank Guarantee on the Termination Date.

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Utilisation:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event; and

(b)	upon the Agent notifying the Borrower that it has become unlawful for that Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Utilisation, the Commitments of that Lender will be immediately cancelled:
(i)	the Borrower shall repay that Lender’s participation in the Utilisations on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(ii)	the Borrower shall provide full cash cover in respect of that Lender’s participation in each Utilisation by way of a Bank Guarantee on the then Expiry Date of that Bank Guarantee or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
9.2	Change of Control

(a)	In this Clause 9.2:
(i)	a “Change of Control” will occur if:
(A)	the Sponsor does not or ceases to beneficially own, directly or indirectly, the entire issued share capital of the Borrower;

(B)	the Sponsor does not or ceases to have the right to directly or indirectly determine the composition of the majority of the board of directors or equivalent body of the Borrower;

(C)	the Sponsor does not or ceases to have power to directly or indirectly manage or direct the Borrower through ownership of share capital, by contract or otherwise; or

(D)	any Security has been created or subsists or is created or is permitted to subsist over any shares in the issued share capital of the Borrower.
(b)	If a Change of Control occurs:
(i)	the Borrower shall promptly notify the Agent immediately upon becoming aware of that event;

(ii)	the Borrower may not make a Utilisation; and

(iii)	the Facilities shall immediately be cancelled and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents shall become immediately due and payable, and full cash cover in respect of each Bank Guarantee shall become immediately due and payable.
9.3	Mandatory cancellation

If:

(a)	the Acquisition Closing Date has not occurred by the close of business on 23 August 2006; or

(b)	any Acquisition Document that has become effective ceases to be in full force and effect, all the Commitments will be immediately and automatically cancelled.

9.4	Automatic cancellation

Subject to Clause 23.7 (Increase in Facility B Commitments), any part of an Available Facility which is undrawn by the Borrower at the close of business in Singapore on the last day of the applicable Availability Period shall be automatically cancelled.

9.5	Mandatory prepayment from Net Issuance Proceeds

(a)	In this Clause 9.5:

"Excluded Proceeds” means:
(i)	all equity contributions and direct and indirect Subordinated Shareholders’ Loans, on or before the date falling 18 Months after the date of this Agreement and up to an aggregate amount in Singapore Dollars not exceeding the equivalent of S$552,020,000;

(ii)	all equity contributions and direct and indirect Subordinated Shareholders’ Loans made to the Borrower for the purpose of repaying a Lender in accordance with Clause 9.9 (Right of repayment and cancellation in relation to a single Lender) or Clause 38.2 (Prepayment); and

(iii)	all equity contributions and Subordinated Shareholders’ Loans made to the Borrower solely to finance the payment of normal interest under this Agreement or the Floating Rate Notes, in each case as designated by the Borrower (acting in good faith).
"Net Issuance Proceeds” means the cash proceeds (including, when received, the cash proceeds of any deferred consideration, whether by way of adjustment to the subscription price or otherwise) (other than any Excluded Proceeds), received by the Borrower (and to be used by it for the Integrated Resort Project) from the issuance of any shares by the Borrower, any direct or indirect Holding Companies of the Borrower or any of their respective Subsidiaries, after deducting:
(i)	fees, discounts, commissions, charges, expenses, withholdings and transaction costs properly incurred in connection with that issuance; and

(ii)	Taxes paid by the Borrower or any of its Affiliates or reasonably estimated by the Borrower to be payable (as certified by it to the Agent) as a result of that issuance.
(b)	Within five Business Days after the date (the “Receipt Date”) on which any Net Issuance Proceeds have been received by the Borrower (or have become Net Issuance Proceeds), the Borrower shall notify the Agent of the Receipt Date and of the amount in

Singapore Dollars (the “SGD Proceeds Amount”) equal or equivalent to those Net Issuance Proceeds.

(c)	On receipt of that notice by the Agent, the Commitments under each Facility shall be reduced to the extent Loans are repaid in accordance with this Clause 9.5.

(d)	The Borrower shall prepay Facility A Loans and Facility B Loans in the same proportion (subject to any adjustment required by paragraph (e) below) that Loans under each of those Facilities bears to the aggregate of Loans under those Facilities (in each case, on the earlier of five Business Days after the Receipt Date and the expiry of their Interest Periods current when the Agent receives that notice) until Loans equal to or greater than the SGD Proceeds Amount have been prepaid.

(e)	Any prepayment of Loans under this Clause 9.5 shall be made by the Borrower in proportion to a substantially concurrent redemption of the Floating Rate Notes and the SGD Proceeds Amount shall be reduced by an amount equal to the amount required to redeem such Floating Rate Notes.

(f)	No Lender may refuse or waive any prepayment under this Clause 9.5.

9.6	Partial voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, use Permitted Funds to prepay, subject to paragraph (c) below, Facility A Loans and Facility B Loans (in the same proportion that Loans under the relevant Facility bears to all the Loans) in an aggregate amount that reduces the amount of the Loans by a minimum amount of S$15,000,000.

(b)	Any prepayment of Loans under this Clause 9.6 shall only be made if the outstanding Floating Rate Notes are redeemed in the same proportion.

(c)	No Lender may refuse or waive any prepayment under this Clause 9.6.

(d)	The Borrower may revoke a notice given under paragraph (a) above, if it similarly also revokes the notice of redemption given under the Floating Rate Notes Documents, provided that any such revocation shall not limit its obligations under this Agreement.

(e)	For the purposes of paragraph (a) above, “Permitted Funds” means:
(i)	equity contributions or Subordinated Shareholders’ Loans made to the Borrower by its shareholders and financed with moneys other than proceeds from any refinancing of any Financial Indebtedness raised by the Borrower in connection with the Integrated Resort Project; and

(ii)	any proceeds of the Facilities and/or the Floating Rate Notes not used (and not anticipated to be used) by the Borrower in connection with the Integrated Resorted Project.

9.7	Full voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the Loans in full.

(b)	Any prepayment of Loans under this Clause 9.7 shall only be made if the outstanding Floating Rate Notes are redeemed in full on the same date as the prepayment is made.

(c)	No Lender may refuse or waive any prepayment under this Clause 9.7.

(d)	The Borrower may revoke a notice given under paragraph (a) above, if it similarly also revokes the notice of redemption given under the Floating Rate Notes Documents, provided that any such revocation shall not limit its obligations under this Agreement.

9.8	Right of replacement of a single Lender

If any Lender becomes entitled to receive any additional amounts pursuant to paragraph (a) of Clause 14.2 (Tax gross-up) or ceases to be an Eligible Lender or claims indemnification from the Borrower under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to transfer, without recourse, all its interests, rights and obligations under this Agreement to a transferee that shall assume such interests, rights and obligations (which transferee must be a bank or financial institution, a Permitted Sands Lender or may be another Lender, if a Lender accepts such assignment), provided that such Lender shall have received from the transferee irrevocable payment in full in cash of an amount equal to the outstanding principal of its participation in the Loans, accrued interest thereon, and accrued fees and all other Liabilities and other amounts payable to it under this Agreement.

9.9	Right of repayment and cancellation in relation to a single Lender

(a)	If:
(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (a) of Clause 14.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs); or

(iii)	any Lender ceases to be an Eligible Lender,
and the Borrower has used all commercially reasonable efforts to replace that Lender pursuant to Clause 9.8 (Right of replacement of a single Lender) for a period of 60 days beginning from the date that the circumstance giving rise to the requirement or indemnification or cessation first occurred, the Borrower may, whilst such circumstance, indemnification or cessation continues, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitments of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loans, it being understood that such repayment may not be made with the proceeds of any Loans made hereunder or the issuance of any Floating Rate Notes.

9.10	Mandatory prepayment for failure to issue Floating Rate Notes

If any Loans are made under this Agreement, as a condition to the making of which Floating Rate Notes were required to be requested pursuant to paragraph (c) of Clause 4.2 (Further conditions precedent), and either:
(a)	such Floating Rate Notes were not so requested; or

(b)	such requested Floating Rate Notes were not issued as requested within three Business Days of the applicable Utilisation Date then, on the date following the date falling three Business Days after the Utilisation Date on which the applicable Loans were made, the Borrower shall immediately prepay those Loans.

9.11	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid to, but not including, the date of prepayment and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of a Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Unless a contrary indication appears in this Agreement, no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and

(b)	SWAP Rate.

10.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three monthly intervals after the first day of the Interest Period).

10.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of two per cent. and the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be the sum of two per cent. and the rate which would have applied if the Unpaid Sum had not become due.
(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 11, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the applicable Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:
(i)	relate to Loans under the same Facility; and

(ii)	end on the same date,
those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan, Facility B Loan or Facility C Loan, as applicable, on the last day of the Interest Period.

(b)	Subject to Clause 4.3 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Facility A Loan, Facility B Loan or a Facility C Loan be divided into two or more Facility A Loans, Facility B Loans or Facility C Loans, as applicable, that Loan will, on the last day of its Interest Period, be so divided with amounts specified in that Selection Notice, being an amount equal to the amount of the Loan immediately before its division.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if the SWAP Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable SWAP Rate shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

The Agent shall notify the Borrower of the determination of a rate of interest under this paragraph (a).

(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about 11:00 a.m. on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine the SWAP Rate for the relevant Interest Period; or

(ii)	before close of business in Singapore on the Quotation Date for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Singapore interbank market would be in excess of the SWAP Rate.
The Agent shall notify the Borrower of the notifications that trigger a Market Disruption Event.

(c)	Each Lender shall, as soon as practicable after a notice is given to the Borrower pursuant to paragraph (b) above, provide a certificate to the Agent and the Borrower, confirming the amount and the basis of calculation (in reasonable detail) of the rate notified by that Lender under paragraph (a)(ii) above, provided that such Lender shall not be required to disclose any confidential information relating to the organisation of its affairs.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs

(a)	The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent or the Borrower (through the Agent), provide to the Agent and the Borrower, a certificate calculating (in reasonable detail) the amount of its Break Costs for any Interest Period in which they accrue, provided that such Lender shall not be required any confidential information relating to the organisation of its affairs.

13.	FEES

13.1	Standby interest fee

(a)	Subject to this Clause 13.1, the Borrower shall pay to the Agent (for the account of each Lender) a standby interest fee in Singapore Dollars computed at the rate of:
(i)	0.375 per cent. per annum on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A; and

(ii)	0.375 per cent. per annum on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B.
(b)	The accrued standby interest fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amounts and at the times agreed in a Fee Letter.

13.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4	Security Trustee fee

The Borrower shall pay to the Security Trustee (for its own account) a security trustee fee in the amount and at the times agreed in a Fee Letter.

13.5	Fee payable in respect of Bank Guarantees

(a)	The Borrower shall pay to the Agent (for the account of each Lender that has a Facility C Commitment) a non-refundable bank guarantee fee in Singapore Dollars computed at the Relevant Rate on the outstanding amount of each Bank Guarantee requested by it for the period from the date of validity of that Bank Guarantee until its Expiry Date. This fee shall be distributed by the Agent to each on a proportionate basis.

(b)	The bank guarantee fee on a Bank Guarantee shall be payable on the first day of each successive period of six months (or such shorter period as shall end on the Expiry Date for that Bank Guarantee) starting on the date of validity of that Bank Guarantee.

(c)	For the purposes of paragraph (a), “Relevant Rate” means:

(i)	for the period from and including the date of this Agreement to and including the date which is 12 Months after the date of this Agreement, 1.35 per cent. per annum; and

(ii)	thereafter, 1.60 per cent. per annum.
14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

(a)	In this Agreement:

"Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, in which case, to the extent that such Tax Deduction is or was a direct result of a change in law or the interpretation, administration or application of any law after the date of this Agreement (or with respect to a Lender that becomes a Party after the date of this Agreement, after the relevant Transfer Date), the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

(a)	The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party has suffered for or on account of any Tax that is a direct result of a change in law or the interpretation, administration or application of any law after the date of this Agreement) by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 14.2 (Tax gross-up).
(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 14.3, notify the Agent.

14.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

14.5	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	Goods and Services tax

The Borrower shall also pay to each Finance Party on demand, in addition to any amount payable by the Borrower to the relevant Finance Party under a Finance Document, any goods and services, value added or similar Tax payable in respect of that amount (and references in that Finance Document to that amount shall be deemed to include any such Taxes payable in addition to it).

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party as a result of:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,
in each case, made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from a Facility or on a Finance Party’s overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent or the Borrower (where that Finance Party is not the Agent, through the Agent), provide a certificate to the Agent and the Borrower, confirming the amount and the basis of calculation (in reasonable detail) of its Increased Costs, provided that such Finance

Party shall not be required to disclose any confidential information relating to the organisation of its affairs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied); or

(iii)	attributable to the failure by the relevant Finance Party or its Affiliates to comply with any law or regulation.
(b)	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	Each Finance Party shall, as soon as practicable after a demand by the Agent or the Borrower (where that Finance Party is not the Agent, through the Agent), provide a certificate to the Agent and the Borrower, confirming the amount and the basis of calculation (in reasonable detail) of its indemnified amount, provided that such Finance Party shall not be required to disclose any confidential information relating to the organisation of its affairs.

16.2	Other indemnities

The Borrower shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made or disbursed by reason of the operation of any one or more of the provisions of this Agreement (including, without limitation, Clause 5.5 (Disbursements of proceeds from First Utilisations) or Clause 6.7 (Delivery of Bank Guarantees));

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower or as required by this Agreement (other than by reason of default or negligence by that Finance Party);

(e)	any investigative, administrative or judicial proceedings or hearing commenced or threatened by any person, whether or not such Finance Party shall be designated as a party or a potential party thereto, (including any fees or expenses incurred by such Finance Party in enforcing its indemnity under this Clause 16.2), arising out of or in connection with:
(i)	the Finance Documents or the transactions contemplated thereby;

(ii)	any enforcement of any of the Finance Documents (including any sale of, collection from or other realisation upon any Security or Guarantee); or

(iii)	any breach of Environmental Law,
provided that:
(A)	the Borrower shall have no obligations under this Clause 16.2 to indemnify any Finance Party for any cost, loss or liability arising solely from the wilful default, gross negligence or wilful misconduct of such Finance Party alone, as determined in a final non-appealable judgment of a court of competent jurisdiction; and

(B)	this Clause 16.2 does not apply to the extent any cost, loss or liability is compensated for by Clause 14 (Tax Gross-up and Indemnities) or Clause 15 (Increased Costs).
16.3	Indemnity to the Agent and the Security Trustee

The Borrower shall promptly indemnify the Agent and the Security Trustee against any cost, loss or liability incurred by the Agent or the Security Trustee (in each case acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised, provided that the Borrower shall have no obligations under this Clause 16.3 to indemnify the Agent or the Security Trustee for any cost, loss or liability arising solely from the wilful default, gross negligence or wilful misconduct of the Agent alone or, as the case may be, the Security Trustee alone, as determined in a final non-appealable judgment of a court competent jurisdiction.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

17.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent, the Security Trustee and the Arranger the amount of all actual costs and all reasonable expenses (including reasonable legal fees) incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
18.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand, reimburse the Agent and the Security Trustee for the amount of all actual costs and all reasonable expenses (including reasonable legal fees) incurred by the Agent or the Security Trustee in responding to, evaluating, negotiating or complying with that request or in connection with that required amendment.

18.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18.4	Security Trustee expenses

The Borrower shall promptly on demand pay the Security Trustee the amount of all actual costs and all reasonable expenses (including reasonable legal fees) incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

19.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement (provided that where any representation or warranty is expressed to be given from a specific date, the representation and warranty of the Borrower under this Clause 19 shall be made on that date).

19.1	Status

(a)	It is a limited liability company or corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being, and is proposed to be, conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document (other than each Project Document which is not the Main Construction Contract) to which it is a party are legal, valid, binding and enforceable, subject to:
(a)	any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation); or

(b)	in the case of any Security Document, the terms of the Development Agreement and the applicable Perfection Requirements.
19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not:
(a)	conflict:
(i)	with any law or regulation applicable to it;

(ii)	with its constitutional documents; or

(iii)	in any material respect, with any material agreement or instrument binding upon it or any of its assets; or
(b)	(except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.
19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Transaction Documents (other than each Project Document which is not the Main Construction Contract) to which it is a party and the transactions contemplated by those Transaction Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents (other than each Project Document which is not the Main Construction Contract) to which it is a party and the transactions contemplated by the Transaction Documents;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect (or, in each case, will be when required) save for complying with any applicable Perfection Requirements or (in the case of any Authorisation in connection with the Acquisition) will have been obtained or effected and will be in full force and effect before the first Utilisation Request).

19.6	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (save in each case for complying with any applicable Perfection Requirements or the payment of stamp duty in respect of the Acquisition).

19.7	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which would reasonably expected to have a Material Adverse Effect.

19.8	Information

(a)	Any factual information provided by or on behalf of the Borrower to any Finance Party in connection with any Finance Document and/or the Acquisition, was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by or on behalf of the Borrower to any Finance Party in connection with any Finance Document and/or the Acquisition, have been prepared on the basis of assumptions that the Borrower believed were reasonable at the time the projections were made.

(c)	Any opinion provided by or on behalf of the Borrower to a Finance Party in connection with any Finance Document and/or the Acquisition, was provided after due consideration on grounds believed to be reasonable by the Borrower at the time it was provided.

19.9	Financial condition

There has been no material adverse change in its business, financial condition or prospects since 27 May 2005.

19.10	Pari passu ranking

Without limiting Clause 19.14 (Security) below, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors (other than in respect of the Citibank Charge), except for obligations mandatorily preferred by law applying to companies generally.

19.11	Winding-up

No Winding-up of the Borrower or any of its assets has occurred or is outstanding and no such Winding-up is intended by the Borrower.

19.12	Immunity

Neither it nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process and in any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents to which it is a party, it will not be entitled to claim immunity for itself or any of its assets arising from suit, execution or other legal process.

19.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law), which would reasonably be expected to have a Material Adverse Effect have been started or (to its knowledge) threatened against it.

19.14	Security

Subject to any applicable Perfection Requirements, each Security Document creates (or, once entered into, will create) in favour of the Security Trustee for the benefit of the Finance Parties the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have, subject to the terms of the Development Agreement.

19.15	Title

It has (or, in the case of the Acquired Properties, will from the date that it acquires the Acquired Properties, have) good and marketable title to the assets which are expressed to be (or are required by this Agreement to be or become) subject to:
(a)	any Security under any Security Document, free from any Security not permitted by the Finance Documents; and

(b)	the terms of the Development Agreement.
19.16	Environmental Laws and Licences

It has:
(a)	complied with all Environmental Laws to which it may be subject;

(b)	all Environmental Licences required or desirable in connection with its business; and

(c)	complied with the terms of those Environmental Licences,
in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

19.17	Environmental releases

No:
(a)	property currently or previously owned, leased, occupied or controlled by it (including any offsite waste management or disposal location utilised by it) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property, in each case in circumstances where this would reasonably be expected to have a Material Adverse Effect.

19.18	Acquisition Documents

(a)	The Acquisition Documents:
(i)	contain all the terms of the agreement and arrangements between the Lessor (and/or any of its Affiliates) and the Borrower (and/or any of its Affiliates) in relation to the Acquisition;

(ii)	are in full force and effect (except, to the extent this representation is made on the date of this Agreement only, the Development Agreement and/or the Lease, to the extent such Acquisition Documents have not yet become effective); and

(iii)	have not been amended or waived (in whole or in part) and no consent has been given thereunder, save for any which are minor or technical or have been amended or waived in accordance with this Agreement.
(b)	It is not in, or aware of any, breach of or default under any Acquisition Document.

19.19	No prior business

As at the date of this Agreement, the Borrower:
(a)	has not traded or carried on any business;

(b)	has no liability or obligation (actual or contingent, present or future); or

(c)	has not entered into any contract,
other than:
(i)	in respect of the Existing Debt; or

(ii)	as contemplated by or in connection with the Transaction Documents and the Integrated Resort Project.
19.20	No Financial Indebtedness or Security

(a)	It does not have any Financial Indebtedness other than as permitted by Clause 21.7 (Financial Indebtedness).

(b)	No Security exists over all or any of its assets other than as permitted by paragraph (d) of Clause 21.4 (Negative pledge).

19.21	Solvency

The Borrower is not insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts within the meaning of Section 254(2) Companies Act, Chapter 50 of Singapore, nor will it become so in consequence of entering into any Transaction Document, making the Acquisition, and/or performing any transaction contemplated by any Transaction Document.

19.22	Insurances

(a)	Following the date that any insurances are obtained by the Borrower in accordance with Clause 21.20 (Insurance), such insurances will be in full force and effect as required by this Agreement.

(b)	No event or circumstance has occurred, and there has been no failure to disclose a material fact, which would entitle any insurer to reduce or avoid its liability under any such insurance.

19.23	Governmental Regulation

(a)	The Borrower is not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other U.S. federal or state, or Singapore statute or regulation which may limit its ability to incur Indebtedness, or which may otherwise render all or any portion of the Obligations unenforceable.

(b)	To the extent applicable, the Borrower is in compliance, in all material respects, with:
(i)	the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle

B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; and

(ii)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).
(c)	The Borrower shall ensure and procure that no part of the proceeds of the Loans will be used, directly or indirectly, by the Borrower or any of its Affiliates, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time.

19.24	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, on the Acquisition Closing Date and the first day of each Interest Period (provided that where any representation or warranty is expressed to be given as of a specific date, such representation and warranty of the Borrower under this Clause 19 shall be made on and as of that date).

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited financial statements (consolidated if applicable) for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each quarter of each of its financial years, its unaudited financial statements (consolidated if applicable) for that financial quarter.
20.2	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the Borrower as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using Singapore GAAP.

20.3	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	within ten days of the date of the first Utilisation, evidence reasonably satisfactory to the Agent that all applicable stamp fees payable by the Borrower in respect of the Acquisition Documents have been paid or will be paid by upon delivery of the Development Agreement in accordance with this Agreement;

(b)	all documents dispatched by the Borrower to:
(i)	the Lessor under the Development Agreement that are material to the Facilities or the Finance Documents; and

(ii)	its creditors generally and which are material in the context of the Finance Documents, the Acquisition and/or the Facilities,
in each case, promptly after they are dispatched;
(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower, and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(d)	promptly upon becoming aware of them, the details of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law which would reasonably be expected to have a Material Adverse Effect;

(e)	promptly upon becoming aware of them, the details of any Control Event;

(f)	promptly upon becoming aware of them, the details of any actual or proposed amendment to or waiver or consent under, any breach of or default under, any notice given or received under and any claim made by or against the Borrower under any Acquisition Document; and

(g)	promptly, such further information regarding the Acquisition, the Integrated Resort Project or the financial condition, business, operations and prospects of the Borrower as any Finance Party (through the Agent) may reasonably request.
20.4	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent (to be made not more than once in each successive period of three Months from the date of this Agreement, unless the Agent is of the reasonable view that an Event of Default has occurred), the Borrower shall supply to the Agent a certificate signed by one of its directors on its behalf certifying that no

Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.5	Project information

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)	within 30 days of the last day of each successive period of three Months (the first such period to commence on the date that construction of the Integrated Resort Project is commenced under the Main Construction Contract), a progress report on the Project signed by a director or other authorised signatory of the Borrower which shall set out:
(i)	details of the portion of the Integrated Resort Project completed and the total costs incurred for or in connection with the Project at the date of the report; and

(ii)	details of all delays in the completion of the Integrated Resort Project pursuant to the Development Agreement;
(b)	within ten Business Days of the last day of each successive Month following the date of this Agreement, a certificate of the Borrower setting forth:
(i)	in reasonable detail the amount of cash on hand as of the end of the most recently ended Month;

(ii)	a reasonably detailed breakdown of all disbursements of Loan proceeds made during that Month; and

(iii)	a statement certifying that all such disbursements by the Borrower complied with the provisions of Clause 3.1 (Purpose);
(c)	details of any major dispute between the Borrower and any other person in respect of or under the Main Construction Contract or any other material Construction Contract or any default by the Borrower or any other person under the Main Construction Contract or any other material Construction Contract or the occurrence of any event which is likely to:
(i)	have a material adverse effect on the ability of the Borrower or (as far as the Borrower may be aware, having made all due enquiry) any other person, to perform its obligations under such Construction Contract; or

(ii)	delay completion of the Integrated Resort Project in accordance with the Development Agreement;
(d)	promptly upon it being obtained, a copy each of the Planning Permission and the Permit to Commence Building Works; and

(e)	promptly, such further information on the Integrated Resort Project as any Finance Party (through the Agent) may reasonably request.

20.6	Project Documents

(a)	The Borrower shall supply to the Agent in sufficient copies for all the Lenders, as soon as they are available, a copy of the Main Construction Contract, certified by a director or an authorised officer of the Borrower as correct, complete and in full force and effect as at a date no earlier than seven Business Days before the date of delivery.

(b)	The Borrower shall, promptly after a demand by the Agent, supply to the Agent in sufficient copies for all the Lenders a copy of each other material Project Document.

(c)	The Borrower shall comply, duly and promptly, in all material respects with its obligations and enforce all of its rights under all Project Documents, except where the failure to comply or enforce would not reasonably be expected to have a Material Adverse Effect.

20.7	Inspection of books and records

The Borrower shall:
(a)	keep books and records which accurately reflect in all material respects all of its business, affairs and transactions; and

(b)	permit any Finance Party or any of its representatives, at reasonable times and intervals, and upon prior reasonable notice, to visit any of its offices, to inspect any of its books and records and to discuss its financial matters with its officers and auditors. The cost and expense of two such visits in each successive period of 12 Months from the date of this Agreement shall be borne by the Borrower.
20.8	Auditors

(a)	The Borrower shall ensure that PricewaterhouseCoopers or another internationally recognised “big four” firm of accountants is appointed as its auditors.

(b)	The Borrower shall promptly notify the Agent of any change in its auditors.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

(a)	The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Agent of) any Authorisation required under any applicable law or regulation:
(i)	to enable it to perform its obligations under the Transaction Documents;

(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document; and

(iii)	to enable it to carry on its business as it is being conducted from time to time if failure to obtain, comply with or maintain any such Authorisation would reasonably be expected to have a Material Adverse Effect.
(b)	The Borrower shall ensure that the Perfection Requirements are promptly complied with.

21.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would reasonably be expected to have a Material Adverse Effect.

21.3	Pari passu

The Borrower shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors (other than in respect of the Citibank Charge), except for obligations mandatorily preferred by applicable law.

21.4	Negative pledge

(a)	The Borrower shall not create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Affiliate of the Borrower;

(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	The Borrower shall not sell, transfer or otherwise dispose of any of its receivables.

(d)	Paragraphs (a) and (b) above do not apply to any Permitted Security.

21.5	Disposals

(a)	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	any asset (other than the Acquired Properties) made:
(A)	in the ordinary course of business;

(B)	in exchange for or to be replaced by other assets comparable or superior as to type, value and quality; or

(C)	due to obsolescence;

(ii)	of cash:
(A)	for the acquisition on arm’s length terms of assets permitted to be acquired under this Agreement; or

(B)	for any other purpose not prohibited under this Agreement;
(iii)	constituting the creation of any Security permitted under paragraph (d) of Clause 21.4 (Negative pledge);

(iv)	agreed by the Agent (acting on the instructions of the Majority Lenders); or

(v)	of Intellectual Property Rights to any Affiliate in connection with the overall management of Intellectual Property Rights of the Sponsor and its Subsidiaries, so long as the Borrower’s ability to use any necessary Intellectual Property and otherwise carry on its business as then conducted and contemplated to be conducted is not hindered thereby.
21.6	Restrictive agreements, negative pledges

The Borrower shall not enter into (nor, after the first Utilisation Date, have outstanding) any agreement or arrangement (other than the Transaction Documents and the Floating Rate Note Documents) prohibiting or restricting the creation or existence of any Security on any asset of the Borrower, other than the Citibank Charge.

21.7	Financial Indebtedness

(a)	The Borrower shall not incur (or agree to incur) or have outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:
(i)	Financial Indebtedness under the Finance Documents or the Floating Rate Note Documents;

(ii)	the Existing Debt;

(iii)	Financial Indebtedness permitted by paragraph (b) of Clause 21.8 (Loans and Guarantees);

(iv)	all indebtedness constituting Excluded Proceeds; or

(v)	Financial Indebtedness in respect of:
(A)	derivative or hedging transactions to hedge actual or projected exposures; or

(B)	spot and forward exchange contracts,
in each case entered into in the ordinary course of business.
(c)	The Borrower shall not request the purchase of any additional Floating Rate Notes under the Floating Rate Notes Documents (other than Floating Rate Notes issued to finance the payment of interest on the Floating Rate Notes) unless a pro rata amount of Loans are requested hereunder.

21.8	Loans and Guarantees

(a)	The Borrower shall not:
(i)	make any loan, or provide any form of credit or financial accommodation, to any other person; or

(ii)	give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of, or in respect of liabilities or obligations of, any other person or voluntarily assume any liability (whether actual or contingent) of any other person.
(b)	Paragraph (a) above does not apply to:
(i)	loans, guarantees or indemnities under the Finance Documents and the Floating Rate Notes Documents; or

(ii)	trade credit, guarantees, indemnities, bonds and letters of credit granted, given or issued by the Borrower on arm’s length terms and in the ordinary course of its trading, not in respect of Financial Indebtedness, nor in respect of liabilities or obligations of any Affiliate of the Borrower.
21.9	The Acquisition

(a)	The Borrower shall:
(i)	perform and comply with:
(A)	its obligations under or in connection with the Development Agreement and the Lease, other than obligations of a minor or technical nature, the non-fulfilment of which would not be materially adverse to the interests of the Lenders;

(B)	the Consent; and

(C)	in all material respects with its material obligations under or in connection with the other Acquisition Documents;
(ii)	notify the Agent (promptly upon becoming aware of the same) of:
(A)	any breach by any party of its obligations or any default under the Development Agreement, the Lease or the Consent; and

(B)	any material breach by any party of its obligations or any default under the Acquisition Documents;
(iii)	take all reasonable steps to enforce:
(A)	any claim or right it has under or in connection with the Development Agreement, the Lease or the Consent; and

(B)	any material claim or right it has under or in connection with any other Acquisition Document;
(iv)	notify the Agent promptly of any claim made or to be made under an Acquisition Document;

(v)	provide the Agent with reasonable details of that claim and its progress and notify the Agent as soon as practicable upon that claim being resolved; and

(vi)	comply with all applicable laws in all respects material in the context of the Acquisition.
(b)	The Borrower shall not amend, terminate, give any waiver or consent under, or agree or decide not to enforce, in whole or in part, any term or condition of:
(i)	the Development Agreement, the Lease or the Consent, save for amendments, waivers or consents which:
(A)	have been requested by the Lessor and which are not materially adverse to the interests of the Lenders;

(B)	are minor or technical; or

(C)	have been approved in writing by the Agent (acting on the instructions of the Majority Lenders (which approval shall not be unreasonably withheld)); or
(ii)	any other Acquisition Document, save for non-material amendments, waivers or consents or amendments, waivers or consents which are minor or technical or have been approved in writing by the Agent (acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld)).
(c)	Where the first Utilisation Date does not take place on or by 22 August 2006, the Borrower shall keep the Agent informed as to the status and progress of the Acquisition.

(d)	The Borrower shall use all commercially reasonable efforts to keep the Agent informed and consult with it as to:
(i)	the terms and conditions of any assurance or undertaking proposed to be given by the Borrower or any of its Affiliates to any person for the purpose of obtaining any Authorisation necessary or desirable in connection with the Acquisition; and

(ii)	any terms or conditions proposed in connection with any Authorisation necessary or desirable in connection with the Acquisition.
(e)	If the Majority Lenders state that, in their opinion, any proposed assurance, undertaking, term or condition referred to in paragraph (d) above would reasonably be expected to have a Material Adverse Effect, the Borrower shall not waive or treat as satisfied the condition to the Acquisition relating to that Authorisation.

21.10	Integrated Resort Project

The Borrower shall:
(a)	ensure and procure that the Integrated Resort Project is designed, constructed and developed substantially in accordance with the Acquisition Documents and the Accepted Proposal (and in this connection, it shall be deemed that the Integrated Resort Project is not designed, constructed or developed in accordance with the Acquisition Documents and the Accepted Proposal if the Lessor notifies the Borrower to this effect);

(b)	ensure and procure that the Integrated Resort Project is constructed to a high and substantial standard of construction and in accordance with all applicable laws and regulations;

(c)	endeavour to ensure and procure the appointment of reputable persons who are properly qualified as the architects, quantity surveyors and project managers or other technical and professional consultants in connection with the designing, construction and completion of the Integrated Resort Project;

(d)	at reasonable times and upon reasonable prior notice, permit the Agent and its officers, employees and agents (subject to prior appointment) reasonable access the site of the Integrated Resort Project and for the purpose of carrying out an inspection and review of the Project, cause the project manager and its officers, employees or agents to give their reasonable co-operation and assistance on the occasion of any such visit or inspection; and

(e)	ensure and procure that the Casino Licence is obtained in accordance with the Acquisition Documents.
21.11	Main Construction Contract

(a)	The Borrower:
(i)	shall not make or agree to any material amendment to the Main Construction Contract:
(A)	which would reasonably be expected to result in a Material Adverse Effect; or

(B)	other than with the prior consent of the Majority Lenders (such consent not to be unreasonably withheld), provided that any change orders below S$3,000,000 may be entered into without consent; and

(ii)	shall not cancel, rescind or otherwise terminate or agree to any termination or accept any repudiation or purported repudiation of the Main Construction Contract, other than where a replacement Main Construction Contract is entered into within three Months of such event.
(b)	The Borrower:
(i)	shall:
(A)	pay or procure to be paid punctually all sums due or to become due from it under the Construction Contracts and all other costs relating to the Integrated Resort Project for which it is liable in accordance with any Construction Contract (save for any bona fide dispute which the Borrower may have against the relevant parties to the Construction

Contract entitling them to withhold payment or provide alternative security for payment pending such dispute);

(B)	duly comply with all its obligations, and take all reasonable steps to ensure due compliance by the other parties with all their respective obligations, under the Construction Contracts, in each case where the failure to do so might reasonably be expected to have a Material Adverse Effect; and

(C)	preserve and maintain all rights, franchises and privileges necessary, advisable or appropriate for or in connection with the Integrated Resort Project, in each case where the failure to do so might reasonably be expected to have a Material Adverse Effect; and
(ii)	shall use its best endeavours to remedy any consequences of any event or circumstances of force majeure arising in relation to the Construction Contracts.
21.12	Change of business

The Borrower shall ensure that no change is made to the general nature of the business of the Borrower taken as a whole from that carried on at the date of this Agreement, except as results from the Acquisition and the contemplated construction and development of the Integrated Resort Project.

21.13	Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction, other than any internal corporate reconstruction that:
(a)	does not result in any amalgamation, demerger or merger; and

(b)	will not result in a Default or a Material Adverse Effect.
21.14	Issue of Shares

The Borrower shall not after the date of this Agreement:
(a)	issue any share to any person other than the Sponsor or VVDIL (or their respective Subsidiaries); or

(b)	grant to any person other than the Sponsor or VVDIL (or their respective Subsidiaries), any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share or loan capital of the Borrower (including any right of pre-emption, conversion or exchange), or alter any right attaching to any share or loan capital of the Borrower.
21.15	Restricted payments

(a)	The Borrower shall not:
(i)	declare, pay or make any dividend or other payment or distribution of any kind on or in respect of any of its shares;

(ii)	reduce, return, purchase, repay, cancel or redeem any of its shares; or

(iii)	redeem any Floating Rate Notes, whether at maturity, by acceleration, or otherwise, unless the outstanding Loans are proportionately redeemed.
(b)	Paragraph (a) above does not apply to:
(i)	the refinancing, repayment or reimbursement of the Existing Debt;

(ii)	any payments to the Sponsor for the sole purpose of reimbursing the Sponsor for any Taxes incurred by the Sponsor that are directly and solely attributable to its ownership of the Borrower; or

(iii)	redemptions of Floating Rate Notes pursuant to Sections 3(c), (e), (f), (g), (h) or (i) of the Note Purchase Agreement governing the Floating Rate Notes.
21.16	Arm’s length terms

The Borrower shall not enter into any contract or arrangement with or for the benefit of any Affiliate (including any disposal to that person) other than:
(a)	in the ordinary course of business and on arm’s length terms;

(b)	any transaction permitted by Clause 21.15 (Restricted Payments) or Clause 21.17 (Acquisitions and investments);

(c)	any inter-company services and/or procurement contract or arrangement to be entered into by the Borrower on terms consistent with the past practice of other Subsidiaries of the Sponsor for performing similar functions;

(d)	transfers of Intellectual Property Rights permitted by paragraph (b)(v) of Clause 21.5 (Disposals);

(e)	any equity contributions or Subordinated Shareholders’ Loans made to the Borrower solely to finance the prepayment, repayment or redemption of Utilisations or Notes (as applicable) as permitted by this Agreement; or

(f)	any contract or arrangement agreed by the Majority Lenders.
21.17	Acquisitions and investments

(a)	The Borrower shall not:
(i)	invest in or acquire any share in or any security issued by any person, or any interest therein or in the capital of any person, or make any capital contribution to any person; or

(ii)	invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person.
(b)	The Borrower shall not enter into any joint venture, consortium, partnership or similar arrangement with any person.

(c)	Paragraph (a) above does not apply to:
(i)	the Acquisition or the design, construction, development and pre-opening of the Integrated Resort Project; or

(ii)	any other investment approved by the Majority Lenders.
21.18	Business of the Borrower

The Borrower shall not carry on any business, own any material asset or incur any material liability other than:
(a)	all actions in connection with the undertaking of the design, construction, development and pre-opening of the Integrated Resort Project;

(b)	holding and developing the Acquired Properties in accordance with the Acquisition Documents;

(c)	liabilities incurred under the Floating Rate Note Documents and the Transaction Documents, and Security created under the Finance Documents;

(d)	liabilities permitted by the Finance Documents;

(e)	issuing the Floating Rate Notes and refinancing the Facilities and the Floating Rate Notes; or

(f)	any other activity and business that is related and ancillary to any activity set out in paragraphs (a) to (e) above.
21.19	Assets

The Borrower shall maintain all its assets necessary for the conduct of its business as conducted from time to time in good working order and condition, ordinary wear and tear excepted.

21.20	Insurance

(a)	The Borrower shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies:
(i)	against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business; and

(ii)	against those risks, and to the extent, required by applicable law or by contract, including any risks and at commercially prudent levels, reasonably required by the Agent.

(b)	Without limiting paragraph (a) above, the Borrower shall maintain insurance on all of its assets of an insurable nature against loss or damage by fire and other risks normally insured against by persons carrying on a similar business in a sum or sums at least equal to their replacement value (meaning the total cost of entirely rebuilding, reinstating or replacing those assets if completely destroyed, together with architects’, surveyors’ and other professional fees).

(c)	The Borrower acknowledges that it is the sole party liable to pay premiums and shall promptly pay such premiums and do all things necessary to maintain insurances required of it by paragraphs (a) and (b) above.

(d)	The Borrower shall:
(i)	promptly supply to the Agent on request copies of each insurance policy required by this Clause 21.20;

(ii)	ensure that the insurer under each such policy undertakes to the Security Trustee to notify the Security Trustee should any renewal, premium or other sum payable by the Borrower not be paid when due (and allow the Agent or the Security Trustee the opportunity of paying such sums) and, if requested, confirm that such policies are in place;

(iii)	immediately notify the Agent of any fact, act or omission which has caused or may cause it to be in breach of any provision of this Clause 21.20 and of any purported or threatened avoidance of any insurance policy required by this Clause 21.20; and

(iv)	promptly notify the Agent of any claim or notification under any of its insurance policies which is for, or might result in a claim under that policy for, at least S$3,000,000 (or its equivalent in another currency or currencies).
(e)	The Borrower shall procure that each insurance policy required by this Clause 21.20:
(i)	that it is an all-risk property or contractor’s policy, notes the Security Trustee’s interest in that policy and names the Security Trustee as an additional loss payee to the Lessor;

(ii)	names the Borrower, the Lessor and the Security Trustee as insureds or, that they be noted, by endorsement on such insurances (in such form as may be reasonably acceptable to the Security Trustee), with the interest of the Security Trustee;

(iii)	to the extent that the Borrower is able to procure this (having made all commercially reasonable efforts), acknowledges that the Borrower is the sole party liable to pay the premiums in respect thereof;

(iv)	provides that it may not be altered or amended in a manner that is materially adverse to the Lenders, without the prior consent in writing of the Security Trustee (such consent not to be unreasonably withheld);

(v)	acknowledges that all proceeds shall, irrespective of any other provisions therein contained, be paid to repair or reinstate the loss or damage for which the relevant claim was made in accordance with the Development Agreement or as otherwise directed by the Lessor, in each case without deduction, set-off or counterclaim in respect of any outstanding premiums or calls on it;

(vi)	to the extent that the Borrower is able to procure this (having made all commercially reasonable efforts), contains a loss payable and notice of cancellation clause, a notice of assignment signed in accordance with the relevant policy rules and such other terms and conditions as the Security

Trustee may reasonably require, all such provisions to be in form reasonably acceptable to the Security Trustee; and

(vii)	is in all other respects in form and substance reasonably acceptable to the Agent.
(f)	If the Borrower fails to purchase or maintain any insurance required by this Clause 21.20, the Agent or the Security Trustee may purchase such insurance as may be necessary to remedy any such failure and the Borrower shall indemnify the Facility Agent or, as the case may be, the Security Trustee on demand against any costs or expenses incurred by it in purchasing any such insurance.

(g)	The Borrower shall not do or omit to do anything which might render any insurance required by this Clause 21.20 void, voidable or unenforceable.

21.21	Use of Proceeds

The Borrower will ensure that the proceeds of each Loan are used solely for the purposes (and in compliance with) Clause 3.1 (Purpose).

21.22	Environmental undertakings

The Borrower shall:
(a)	comply in all material respects with all Environmental Laws to which it may be subject; and

(b)	obtain all material Environmental Licences required or desirable in connection with its business and comply in all material respects with the terms of all those Environmental Licences.
21.23	Intellectual Property

The Borrower shall:
(a)	take all necessary action to obtain, safeguard, maintain in full force and effect and preserve its ability to enforce all Intellectual Property Rights owned by or licensed to it (to the extent Borrower has the right to enforce Intellectual Property Rights that are licensed to Borrower), that are necessary for the conduct of its business as conducted from time to time, and not discontinue the use of any such Intellectual Property Rights (other than in the ordinary course of its business and where such discontinuance would not be reasonably expected to have a Material Adverse Effect), including:
(i)	paying all applicable renewal fees, licence fees and other applicable fees; and

(ii)	performing and complying with all laws and obligations to which it is subject as registered proprietor, beneficial owner, user, licensor or licensee of any such Intellectual Property Rights;
(b)	promptly notify the Agent of any infringement or threatened or suspected infringement of or any challenge to the validity of any Intellectual Property

Rights owned by or licensed to it which may come to its notice, supply the Agent with all information in its possession relating thereto and take all necessary steps (including the institution of legal proceedings) to prevent third parties infringing any such Intellectual Property Rights; and

(c)	take all necessary steps (including legal proceedings) to enforce the confidentiality of and prevent any improper use of any trade secret which is an Intellectual Property Right.
21.24	Taxes

(a)	The Borrower shall pay all Taxes required to be paid by it when due (or, if earlier, before any penalty is or could be imposed, and before any Security is or could be imposed ranking in priority to the claims of any Finance Party or to any Security created pursuant to the Security Documents).

(b)	Paragraph (a) above does not apply to any Taxes:
(i)	being contested by the Borrower in good faith and in accordance with the relevant procedures;

(ii)	which have been adequately disclosed in its financial statements, and for which adequate reserves are being maintained in accordance with Singapore GAAP; and

(iii)	where payment can be lawfully withheld and will not result in the imposition of any penalty or Security as described in paragraph (a) above.
21.25	Financial assistance

The Borrower shall ensure that all payments made by it, and any Security created pursuant to any Finance Document by it, are made or created in compliance with any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares.

21.26	FRN Documents

The Borrower shall not:
(a)	enter into any new Floating Rate Notes Document other than:
(i)	any new Floating Rate Notes Document entered into pursuant to or in accordance with any existing Floating Rate Notes Document;

(ii)	any new Floating Rate Notes Document that is similar to corresponding new Finance Documents;

(iii)	any new Floating Rate Document which does not materially and adversely effect the interests of the Lenders; or

(iv)	any new Floating Rate Document which does not give the Purchasers any increase in economic benefit; or
(b)	make or agree to make any amendment or waiver concerning any Floating Rate Notes Documents that has the effect of changing or which relates to:

(i)	provision of Security for the Floating Rate Notes;

(ii)	any bringing forward (other than a voluntary redemption) of the date of payment of any amount under the Floating Rate Notes;

(iii)	an increase in the amount of any payment of principal, interest, fees or commission payable under the Floating Rate Notes; or

(iv)	an increase in or an addition to any commitment for the Floating Rate Notes, without the prior consent of all the Lenders; or

(c)	make or agree to make any other amendment to any Floating Rate Notes Document, other than any amendment to any Common Clause (as defined in the Floating Rate Notes Documents) or which is not adverse to the interests of the Lenders or is minor or technical or which has been approved by the Majority Lenders.
22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default.

22.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless, in the case of payments other than of principal:
(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within five days of its due date.
22.2	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) above in relation to any provision of the Finance Documents (other than Clause 20.4 (Notification of Default)) will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (i) an officer of the Borrower becoming aware of such default and (ii) the Agent or any Lender giving notice to the Borrower of the failure to comply.

22.3	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.4	Cross default

(a)	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

(d)	Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 22.4 if:
(i)	the relevant Financial Indebtedness is Financial Indebtedness under the Floating Rate Notes and the applicable event under the Floating Rate Notes arises solely by reason of the occurrence of an event of default (howsoever described) under Sponsor’s Senior Notes; or

(ii)	if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than S$8,000,000 (or its equivalent in any other currency or currencies); or

(iii)	in relation to paragraphs (a), (b), (c) or (d) above, the holder of the relevant Financial Indebtedness waives the applicable event of default (howsoever described) or such event of default is cured.
22.5	Insolvency

(a)	The Borrower is unable or admits inability to pay its debts as they fall due, suspends, or threatens to suspend, making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower.

22.6	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii)	a composition, assignment or arrangement with any creditor of the Borrower;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(iv)	the enforcement of any Security over any assets of the Borrower, or any analogous procedure or step is taken in any jurisdiction.

(b)	No Event of Default will occur under paragraph (a) above in connection with any legal proceedings or other procedure or step taken:
(i)	under paragraph (a)(i) above in relation to a winding-up or an administration; or

(ii)	under paragraph (a)(iii) or paragraph (a)(iv) above,
which:
(A)	is of a frivolous or vexatious nature and is being contested by the Borrower in good faith by appropriate means prior to an order being made against it; and

(B)	is discharged or stayed within 45 days of its commencement.
22.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any part of the Acquired Properties, any rights of the Borrower under the Development Agreement or the Lease or any other material asset or assets of the Borrower and is not discharged within 20 days.

22.8	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

22.9	Repudiation

(a)	The Borrower repudiates a Finance Document or an Acquisition Document.

(b)	The Lessor or any other relevant Governmental Agency repudiates an Acquisition Document.

22.10	Security and guarantees

(a)	Any Security Document or any guarantee or indemnity in any Finance Document is not in full force and effect or any Security Document does not create in favour of the Security Trustee for the benefit of the Finance Parties the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

(b)	Any Security Document is declared null and void by a Governmental Agency of competent jurisdiction, or any such Governmental Agency or the Borrower shall contest the validity, perfection or priority of the Security granted pursuant to any Security Document in favour of the Security Trustee.

(c)	The Lessor:
(i)	cancels, terminates or amends the Consent (other than an amendment permitted by paragraph (b)(i) of Clause 21.9 (The Acquisition)); or

(ii)	materially amends (as determined by the Majority Lenders), cancels or terminates the leasing arrangements contemplated by the Lease,

in each case without the consent of the Majority Lenders.
22.11	Constitutional documents

Any constitutional document of the Borrower is terminated, or is amended in a way, or any consent or waiver is given in respect of any such document, which would reasonably be expected to be material and adverse to the interests of the Finance Parties under the Finance Documents.

22.12	Carry on business

The Borrower suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business.

22.13	Nationalisation

There shall have occurred:
(a)	any imposition of expropriatory or confiscatory taxes, or any nationalization, re-entry, requisition, expropriation, seizure, compulsory acquisition, modification, suspension, or confiscation (except routine actions for rights-of-way and similar actions that do not and are not reasonably expected to materially interfere with the construction or operation of the Integrated Resort Project) of the ownership or control of:
(i)	all or any part (determined by the Majority Lenders to be material) of the Acquired Properties or the Integrated Resort Project; or

(ii)	any material equity interests in the Borrower; or
(b)	an extinguishment of any material rights benefiting, or imposition of any restrictions affecting, or change in any law of Singapore (other than the enactment of the Legislation) governing, affecting or impacting, the Development Agreement or the Lease, the Borrower or the Integrated Resort Project that would reasonably be expected to deprive the Lenders of any of their material rights or remedies in respect of this Agreement or the other Finance Documents (including rights under the Security Documents); or

(c)	any governmental act or series of acts or change in any law of Singapore or delivery of any official governmental notice which could reasonably be expected, in the judgment of the Majority Lenders, as evidenced in a notice provided by them to the Agent and the Borrower, to have a Material Adverse Effect.
22.14	Audit qualification

The auditors qualify their report on any audited financial statement of the Borrower, as to the Borrower’s ability to continue as a “going concern” or as to the scope of the audit.

22.15	Litigation

Any litigation, arbitration, proceeding or dispute is started or threatened, in each case which would reasonably be expected to have a Material Adverse Effect.

22.16	Project

(a)	The whole or any part (determined by the Majority Lenders to be material) of the Integrated Resort Project is cancelled or abandoned.

(b)	The Integrated Resort Project is wholly or in part (determined by the Majority Lenders to be material) damaged or destroyed, whether insured or not, unless in respect of any such material part, the Borrower makes all commercially reasonable efforts to reinstate, rebuild or replace such material part within a reasonable period of time.

(c)	The Integrated Resort Project is not in the process of being designed, constructed, developed, operated and otherwise executed substantially in accordance with the Acquisition Documents and the Accepted Proposal.

(d)	Following its issue, the Lease is terminated or repudiated by the Lessor, or the Lessor fails to perform any of its obligations (determined by the Majority Lenders to be material) under the Lease.

(e)	The Development Agreement is terminated.

(f)	The Casino License is not awarded to the Borrower in accordance, in all material respects, with the Acquisition Documents.

(g)	Legislation (as defined in the Development Agreement) is adopted, and the terms of such legislation are such that either the Borrower or the Lessor is unable to fulfil:
(i)	its obligations under the Development Agreement, the Lease or the Consent; or

(ii)	its material obligations under any of the other Acquisition Documents.
(h)	Any loss, termination (other than in accordance with its terms), suspension, revocation, cancellation or invalidation of a guaranty or equivalent agreement or instrument required by law or contract in support of the obligations of the Borrower under any Acquisition Document occurs, in each case without replacement thereof within 60 days on terms, with a counterparty, and pursuant to documentation, reasonably satisfactory in form and substance to the Agent (provided that such 60-day period shall be deemed to terminate immediately upon the occurrence of (h) any loss or revocation of the Casino License (if issued), or (ii) a Material Adverse Effect that remains uncured for a period of 30 days, in each case caused by or arising out of such loss, termination, suspension, revocation, cancellation, invalidation or modification), or any call or drawing made under any such guaranty or equivalent agreement or instrument.

(i)	The Borrower shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the terms, provisions, agreements, covenants or conditions attaching to or under the issuance of any Permit to Commence Building Works or any other necessary permit for the construction or development of the Integrated Resort Project or the Permit to Commence Building Works or any such other permit or any provision thereof shall be terminated, sequestered, suspended or otherwise fail to be in full force and effect and shall not have been reinstated within 15 Business Days, or any Governmental Agency shall challenge or seek to revoke the Permit to Commence

Building Works or any such other permit and shall not rescind such challenge or action with 15 Business Days, if, in each case in this paragraph (j), such failure to observe, satisfy or perform or such violation, breach, termination, sequestration, suspension, failure to be in full force and effect, challenge or seeking to revoke, could reasonably be expected to have a Material Adverse Effect.

(j)	Any of the Project Documents shall terminate or be terminated or cancelled or deemed invalid prior to its stated expiration date or fail to be in full force and effect, or the Borrower or any counterparty thereto shall be in default (after the giving of any applicable notice and the expiration of any applicable grace period) under any such Project Document and such default, termination, cancellation or invalidity, together with all other then current defaults under and terminations of Project Documents could reasonably be expected to result in a Material Adverse Effect; provided, that a termination, cancellation, invalidation or default shall not constitute an Event of Default hereunder if it is remedied within 30 days after notice received by the Borrower from the Agent, or the Borrower replaces such Project Document either within such 30 day period or as follows:
(i)	if the breach or default is by the Borrower and is reasonably susceptible to cure within 90 days but cannot be cured within such 30 days despite the Borrower’s good faith and diligent efforts to do so, the cure period shall be extended as is reasonably necessary beyond such 30 day period (but in no event longer than 90 days) if remedial action reasonably likely to result in cure is promptly instituted within such 30 day period and is thereafter diligently pursued until the breach or default is corrected; or

(ii)	if the breach is by a party (if such replacement is necessary for the purposes of the Integrated Resort Project) other than the Borrower, and the Borrower provides notice to the Agent during such 30 day period that the Borrower intends to replace such Project Document (if such replacement is necessary for the purposes of the Integrated Resort Project) and (A) the Borrower obtains a replacement obligor or obligors reasonably acceptable to the Agent for the affected party (if such replacement is necessary for the purposes of the Integrated Resort Project), (B) the Borrower enters into a replacement Project Document with a counterparty reasonably satisfactory to the Agent and on terms agreed by the Borrower (acting reasonably) within 60 days of such termination, and (C) such termination, after considering any replacement counterparty and replacement Project Document and the time required to implement such replacement, has not had and would not reasonably be expected to have, a Material Adverse Effect.
22.17	Interest Buffer

On the date which is 12 Months after the date of this Agreement, the Agent reasonably determines that the aggregate amount of the Available Facilities that may be applied for the purpose of financing normal interest under the Facilities, is less than the amount in Singapore Dollars equivalent to S$59,145,000, unless the Borrower has otherwise satisfied the Agent that sufficient amounts to finance all such payments through to the Termination Date are freely available to it, provided that this condition shall be deemed to be satisfied where:
(a)	sufficient cash is deposited solely for this purpose into a bank account in Singapore controlled solely by the Agent, subject to documentation and on terms satisfactory to the Agent; and

(b)	the Agent receives such agreements, documents and evidence as it may require in connection with such deposit.
22.18	Development Agreement Event of Default/Lease

Any Development Agreement Event of Default or Lease Event of Default occurs or the Borrower fails to comply with any of its material obligations under the Development Agreement or the Lease.

22.19	Material adverse change

A Material Adverse Effect exists or has occurred.

22.20	Acceleration

(a)	On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)	declare that full cash cover in respect of each or any Bank Guarantee is immediately due and payable, whereupon it shall become immediately due and payable; and/or

(v)	declare that full cash cover in respect of each or any Bank Guarantee is payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
(b)	Where a claim by the beneficiary of the Bank Guarantees is only made under one or some (and not all) of the Bank Guarantees or any claim is not made by the beneficiary on a pro rata basis between all the Bank Guarantees, on and at any time after an occurrence of an Event of Default under Clause 22.1 (Non-payment) in relation to such claim or claims, the Agent may, and if so directed by the Lender or Lenders that have issued such Bank Guarantee, by notice to the Borrower:

(i)	declare that full cash cover in respect of each such Bank Guarantee(s) is immediately due and payable, whereupon it shall become immediately due and payable; and/or

(ii)	declare that full cash cover in respect of each such Bank Guarantee(s) is payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
23.	CHANGES TO THE LENDERS

23.1	Transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may transfer by novation any of its rights and obligations to any Eligible Lender (the “New Lender”).

23.2	Conditions of transfer

(a)	The consent of the Borrower is required for a transfer by a Lender, unless the transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing.

(b)	The consent of the Borrower to a transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten days after the Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(d)	If:
(i)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under:
(A)	Clause 14 (Tax gross-up and indemnities); or

(B)	Clause 15 (Increased costs),
then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred.

(e)	Any transfer in relation to any Facility may only be made if a pro rata portion of the other Facility is made concurrently by the same Existing Lender to the relevant New Lender.

23.3	Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of S$4,000.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents;

(ii)	the financial condition of the Borrower or other person;

(iii)	the performance and observance by the Borrower or other person of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender:
(i)	confirms to the Existing Lender and the other Finance Parties that it:
(A)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Document; and

(B)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities and any other person whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force; and
(ii)	confirms to the Borrower that it is an Eligible Lender on the Transfer Date.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower or other person of its obligations under the Finance Documents or otherwise.
23.5	Procedure for transfer

(a)	Subject to the conditions set out in this Clause 23 a transfer is effected in accordance with paragraph (b) below when the Agent and the Borrower execute an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent and the Borrower shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
(c)	Notwithstanding anything to the contrary in this Clause 23, the rights of the Lenders to make assignments or transfers of, and grant participations in, any or all of its Commitments or any Loan, or any interest therein, herein or in any other Liabilities owed to any such Lender, shall be subject to the approval of any applicable gaming authorities, to the extent required by law and to the extent failure to obtain such approval could jeopardize the Casino License or any other gaming licenses of the Borrower or any of its parents or Affiliates.

23.6	Disclosure of information

(a)	Each Finance Party shall hold all non-public information obtained pursuant to the requirements of this Agreement and any other Finance Document in accordance with that Finance Party’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking or investment practices, it being understood and agreed by the Borrower that in any event each Finance Party:
(i)	may make disclosures to its Affiliates;

(ii)	may make disclosures to any bona fide assignee, transferee or participant in connection with the contemplated assignment, transfer or the granting of any participation by that Finance Party of any Utilisations or any participations therein (provided that such assignee, transferee or participant agrees to be bound by this Clause 23.6); or

(iii)	(where that Finance Party is the Agent or the Security Trustee) may make disclosures to any bona fide person who is succeeding that Finance Party in that capacity (provided that such person agrees to be bound by this Clause 23.6);

(iv)	may make disclosures to any other Finance Party;

(v)	may make disclosures to the Sponsor;

(vi)	may make disclosures to its professional advisers (provided that such adviser agrees to be bound by this Clause 23.6);

(vii)	may make disclosures to the holders or lead arrangers of the Floating Rate Notes for the purposes of enabling the Instructing Group to make decisions in relation to the Finance Documents or the Floating Rate Notes Documents or for any other purpose contemplated by this Agreement or the Floating Rate Notes Documents (provided that such person (if it has not already done so) agrees to be bound by this Clause 23.6); or

(viii)	may make disclosures required or requested by any Governmental Agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, that Finance Party shall notify the Borrower of any request by any Governmental Agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Finance Party by such Governmental Agency) for disclosure of any such non-public information.
(b)	For the purposes of paragraph (a) above, “non-public information” shall not include information that is not acquired from the Borrower or any of its Subsidiaries or Affiliates (or persons acting on behalf of or retained by the Borrower or any of its Subsidiaries or Affiliates), persons retained by or acting on behalf of any Finance Party in connection with this Agreement and the transactions contemplated hereby or persons known by such Lender to be under a duty or an obligation of confidentiality to the Borrower (it being understood that the Finance Parties, the holders of the Floating Rate Notes and their respective Affiliates shall be under an obligation of confidentiality).

23.7	Increase in Facility B Commitments

(a)	An amount (the “Designated Amount”) equal to the lower of (i) the Available Facility for Facility A as at the close of business on the last day (the “Conversion Date”) of the applicable Availability Period and (ii) an amount notified by the Borrower to the Agent (which shall not exceed S$59,145,000), shall be automatically converted into Facility B Commitments if:
(i)	the Borrower so requests by notice received by the Agent not less than 30 (nor more than 60) days before the Conversion Date; and

(ii)	no Default is continuing on the Conversion Date or would result from the proposed conversion.

(b)	The Agent shall promptly notify each Lender of any such request.

(c)	Subject to this Clause 23.7, on the Conversion Date:
(i)	the Available Facility for Facility A equal to the Designated Amount shall be converted into Facility B Commitments;

(ii)	the Facility B Commitments shall be increased by the amount of the Available Facility for Facility A equal to the Designated Amount;

(iii)	the Facility B Commitments of each Lender shall be increased rateably; and

(iv)	each Lender, the Borrower and the other Parties, shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that Lender been an original Party, with the rights and/or obligations assumed by it as a result of the increase in the Facility B Commitment of that Lender.
24.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents, except with the consent of all the Lenders.

25.	ROLE OF THE AGENT, THE SECURITY TRUSTEE AND THE ARRANGER

25.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent shall promptly send to the Security Trustee such certification as the Security Trustee may require pursuant to the Finance Documents.

(f)	The duties of the Agent under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	Role of the Security Trustee

(a)	The Security Trustee shall be appointed to act as security trustee for the Finance Parties pursuant to, and shall act as security trustee for the Finance Parties in accordance with, the terms of the Security Trust Agreement and the other Security Documents.

25.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.6	Business with the Borrower

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or any other person.

25.7	Rights and discretions of the Agent

(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security trustee for the Finance Parties, that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.8	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent or Security Trustee (as the case may be) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated goods and services tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.9	Responsibility for documentation

Neither the Agent nor the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Trustee, the Arranger, the Borrower or any other person given in or in connection with any Transaction Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document.

25.10	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause. Any third party referred to in this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

25.11	Lenders’ indemnity to the Agent

(a)	Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments and participations in the Loans then outstanding to the Available Facilities and all the Loans then outstanding) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless it has been reimbursed by the Borrower pursuant to a Finance Document).

(b)	If the Available Facilities are then zero each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero, unless there are then any Loans outstanding in which case it shall be in proportion to its participations in the Loans then outstanding to all the Loans then outstanding.

25.12	Resignation of the Agent

(a)	The Agent or the Security Trustee may resign and appoint one of its Affiliates acting through an office in Singapore as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (with the consent of the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Singapore).

(d)	The retiring Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The resignation notice of the Agent shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, at their own cost, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.13	Confidentiality

(a)	The Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its respective agency or security trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.14	Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.15	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Transaction Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:
(a)	the financial condition, status and nature of the Borrower or the Sponsor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any

Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document.
25.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.18	Security Documents

The provisions of the Security Documents shall bind each Party. 25.19 Transfer Certificate

Each Party (except for the Borrower and the Lender and any bank, financial institution, trust, fund or other entity which is seeking the relevant transfer in accordance with Clause 22 (Changes to the Lenders)) irrevocably authorises the Agent to sign each Transfer Certificate on its behalf.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).
27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.
27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower (subject to Clause 28.9 (Payments to the Security Trustee) or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to the Borrower) and Clause 28.4 (Clawback) and Clause 28.9 (Payments to the Security Trustee), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

28.3	Distributions to the Borrower

The Agent and the Security Trustee may (with the consent of the Borrower or in accordance with Clause 29 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent or the Security Trustee under the Finance Documents for another Party, the Agent or, as the case may be, the Security Trustee is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent or the Security Trustee pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Trustee together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Trustee, calculated by it to reflect its cost of funds.

28.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Trustee or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement; and

(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders reverse the order set out in paragraphs (a)(ii) and (iii) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

28.6	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, Singapore Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Singapore Dollars shall be paid in that other currency.

28.9	Payments to the Security Trustee

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Trustee may require:
(a)	the Borrower to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from the Borrower under any Finance Document, in each case as the Security Trustee may direct for application in accordance with the terms of the Security Documents.

29.	SET-OFF

While an Event of Default is continuing, a Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The relevant Finance Party shall notify the Borrower of any set-off pursuant to this Clause 29 after the Finance Party completes it.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Trustee, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or a Security Document.
31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Singapore interbank market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	any provision which expressly requires the consent of all the Lenders;

(vi)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties) or this Clause 34; or

(vii)	the release of any Security created pursuant to any Security Document or of any Charged Assets (except as provided in any Security Document), shall not be made without the prior consent of all the Lenders (other than, subject to paragraph (d) below, any Permitted Sands Lender).

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee or the Arranger may not be effected without its consent.

(c)	An amendment or waiver which relates to the rights or obligations of any Lender under or in connection with a Bank Guarantee issued by it, may not be effected without its consent.

(d)	An amendment or waiver which puts any Permitted Sands Lender alone in a worse economic position, may not be effected without its consent.

(e)	Any provision of this Agreement or any other Finance Document which requires the consent, approval or determination of all the Lenders shall not require the consent, approval or determination of any Permitted Sands Lender and any such consent, approval or determination shall be made by all the other Lenders.

(f)	Notwithstanding the foregoing, if any Lender does not agree to any amendment hereunder requiring the consent of all Lenders and consented to by the Majority Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to transfer, without recourse, all such Lender’s interests, rights and obligations under this Agreement to a transferee that shall assume such interests, rights and obligations (which such transferee must be a bank or financial institution or may be another Lender, if a Lender accepts such transfer); provided that (i) such Lender shall have received irrevocable payment in full in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon, and accrued fees and all other Liabilities and other amounts payable to it hereunder from the assignee or the Borrower and (ii) such transfer (together with any other transfers pursuant to this paragraph (c) or otherwise) will result in such amendment being approved.

35.	COUNTERPARTS

(a)	Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

(b)	Each counterpart of this Agreement shall constitute an original of this Agreement and may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original, but all counterparts shall constitute one and the same instrument. Each Party in relation to the Borrower, shall deliver its original counterpart to the Agent as soon as practicable, provided that in relation to the Borrower, it shall deliver its original counterpart to the Agent (or New York legal counsel nominated by the Agent), no later than 11.00 a.m. on the date that the Loan Proceeds and Cashier’s Orders are released pursuant to Clause 5.5 (Disbursement of proceeds from First Utilisations).

(c)	For the purposes of paragraph (b) above, “Cashier’s Orders” and “Escrow Agent” shall have the meanings respectively given to them in Clause 5.5 (Disbursement of proceeds from First Utilisations).

36.	GOVERNING LAW

This Agreement is governed by Singapore law.

37.	ENFORCEMENT

37.1	Jurisdiction of Singapore courts

The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

37.2	Venue

The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

37.3	Other competent jurisdiction

This Clause 37 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.	CERTAIN MATTERS AFFECTING LENDERS

38.1	Nevada Gaming Authority

If (a) the Nevada Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under the Nevada Gaming Regulations or (b) any Singapore Gaming Authority or any other gaming authority with jurisdiction over the gaming business of the Borrower shall determine that any Lender does not meet its suitability standards (in any such case, a “Former Lender”), the Agent or the Borrower shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) which may be any Lender or Lenders or any other Eligible Lender that agrees to become a Substitute Lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Agent of evidence that such Substitute Lender is an Eligible Lender. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement.

38.2	Prepayment

Notwithstanding the provisions of Clause 38.1 (Nevada Gaming Authority) or any other provision hereof, if any Lender becomes a Former Lender, and if the Agent or the Borrower fails to find a Substitute Lender pursuant to Clause 38.1 (Nevada Gaming Authority) within any time period specified by the appropriate gaming authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower shall immediately prepay in full the outstanding principal amount of Loans made by such Former Lender (whose Commitments shall be immediately cancelled), together with accrued interest thereon to the earlier of (a) the date of payment or (b) the last day of any Withdrawal Period.

39.	GAMING AUTHORITIES

Each Finance Party agrees to cooperate with any Singapore Government Agency responsible for gaming in Singapore (“Singapore Gaming Authority”) and any other applicable gaming authorities, in connection with the administration of their regulatory jurisdiction over the Borrower, including to the extent not inconsistent with the internal policies of such Finance Party and any applicable legal or regulatory restrictions the provision of such documents or other information as may be requested by any Singapore Gaming Authority or any other gaming authority relating to the Finance Parties, or to the Financing Documents. Notwithstanding any other provision of the Agreement, the Borrower expressly authorises each Finance Party to cooperate with any Singapore Gaming Authority and such other gaming authorities as described above.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Lenders

Name of Original	Facility A	Facility B	Facility C
Lender	Commitment	Commitment	Commitment
DBS Bank Ltd.	S$511,374,282	S$35,487,000	S$115,562,718

United Overseas Bank Limited	S$255,687,141	S$17,743,500	S$57,781,359

Oversea-Chinese Banking Corporation Limited	S$85,229,047	S$5,914,500	S$19,260,453

SCHEDULE 2
Conditions Precedent
1.	Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors or equivalent body of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request, Selection Notice and Renewal Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

(e)	A certificate of an authorised signatory of the Borrower, certifying that each copy document specified:
(i)	in paragraph 1 of this Schedule 2, is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(ii)	in paragraphs 4(a), 4(b) and 4(c) of this Schedule 2, is correct and complete as at a date no earlier than the date of this Agreement.
2.	Security

Confirmation from the Security Trustee that it has received a copy of each of the following Security Documents, duly executed by the parties to it:
(a)	the Assignment of Development Agreement;

(b)	the Assignment of Insurances;

(c)	the Assignment of Project Documents;

(d)	the Assignment of LTA Agreement;

(e)	the Debenture;

(f)	the Mortgage (executed in escrow); and

(g)	the Security Trust Agreement.

3.	Legal opinions

(a)	A legal opinion of Allen & Gledhill, legal advisers to the Arranger and the Agent in Singapore, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of the legal advisers to the Borrower in Singapore, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Acquisition information

(a)	A certified copy of each of the Accepted Proposal and the RFP.

(b)	A copy of the Sources and Uses Summary.

(c)	A copy of the approval of the Lessor to the execution of, and the creation of the Security under, the Assignment of Development Agreement and the Mortgage by the Borrower.

(d)	A satisfactory report on the titles of the Acquired Properties.

(e)	Satisfactory requisitions in respect of the Acquired Properties.

(f)	A lot number for the Acquired Properties allotted by Chief Surveyor.

5.	Floating Rate Notes

Evidence that the Floating Rate Notes Documents have been executed and delivered.

SCHEDULE 3
Requests
PART I
Utilisation Request

From:	Marina Bay Sands Pte. Ltd.

To:	[Agent]
Dated:
Dear Sirs
Marina Bay Sands Pte. Ltd.
S$1,104,040,000 Facility Agreement
dated 18 August 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ](or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]/[Facility C]

Purpose:	[Insert appropriate description from Clause 3.1 (Purpose)]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	We confirm that the proceeds of the requested Loans are anticipated to be used on or before the 60th day following the Proposed Utilisation Date for the purposes set forth herein.

5.	The proceeds of this Loan should be [insert cash/cashier’s orders breakdown and for cash, list ultimate bank accounts in Singapore into which cash proceeds are to be paid out of escrow].

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Marina Bay Sands Pte. Ltd.

PART II
Utilisation Request
Bank Guarantee

From:	Marina Bay Sands Pte. Ltd.

To:	[Agent]
Dated:
Dear Sirs
Marina Bay Sands Pte. Ltd.
S$1,104,040,000 Facility Agreement
dated 18 August 2006 (the “Agreement”)
1.	We wish to arrange for a Bank Guarantee to be issued by [the issuing Lender] on the following terms:

Proposed Utilisation Date:	[ ](or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Facility C

Amount:	[ ]

Term:	[ ]

[issuing Lender:	[ ]]

2.	We confirm that each condition specified in Clause 6.6 (Issue of Bank Guarantees) is satisfied on the date of this Utilisation Request.

3.	We attach a copy of the proposed Bank Guarantee. [Insert delivery instructions]

4.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
Marina Bay Sands Pte. Ltd.

PART III
Selection Notice
Applicable to a Term Loan

From:	Marina Bay Sands Pte. Ltd.

To:	[Agent]
Dated:
Dear Sirs
Marina Bay Sands Pte. Ltd.
S$1,104,040,000 Facility Agreement
dated 18 August 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [A/B/C] Loan[s] in [identify currency] with an Interest Period ending on [ ].*

3.	[We request that the above Facility [A/B/C] Loan[s] be divided into [ ] Facility [A/B/C] Loans with the following amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above Facility [A/B] Loan[s] is [ ]].***

4.	This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for
Marina Bay Sands Pte. Ltd.

*	Insert details of all Facility A Loans, Facility B Loans or, as the case may be, Facility C Loans which have an Interest Period ending on the same date.

**	Use this option if division of Loans is requested.

***	Use this option if sub-division is not required.

SCHEDULE 4
Form of Transfer Certificate

To:	[ ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
Marina Bay Sands Pte. Ltd.
S$1,104,040,000 Facility Agreement
dated 18 August 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

(d)	The New Lender agrees to be bound by the terms of the Agreement and the Security Trust Agreement as a Lender.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that it is an Eligible Lender.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate is governed by Singapore law.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                                        ].
[Agent]
By:
Marina Bay Sands Pte. Ltd.
By:

SCHEDULE 5
Timetables
PART I
Loans
“D — “ refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

1.	Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 11.1 (Selection of Interest Periods))	In relation to the First Utilisations D — 2 11:00 a.m. In relation to all other Utilisations D — 5 11:00 a.m.

2.	Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	In relation to the First Utilisations D — 2 5:00 p.m. In relation to all other Utilisations D — 3 11:00 a.m.

3.	SWAP Rate is fixed	Quotation Day as of 11:00 a.m.

PART II
Bank Guarantees
“D — “ refers to the number of Business Days before the relevant Utilisation Date.

Delivery of a duly completed Utilisation Request (Clause 6.3 (Delivery of a Utilisation Request for Bank Guarantees))	D — 2 11:00 a.m.

Agent notifies the Lenders of the Bank Guarantees in accordance with Clause 6.6 (Issue of Bank Guarantees)	D — 2 5:00 p.m.

SCHEDULE 6
Acquired Properties
All those pieces or parcels of land at Marina Bay, along Bayfront Avenue as shown delineated and marked on the Land Parcel Plan (Guide Plan No. B1.1C) attached to the Planning Parameters (as defined in Clause 1.1 of the Development Agreement) marked as Annexure “A” comprising of Parcel A1 together with:
(a)	such stratum of subterranean space in Parcel A2, Parcel A3, Parcel A4 and Parcel A5;
(b)	such stratum of air space in Parcel A6;
(c)	such strata of air and subterranean space in Parcel A7; and
(d)	part of the foreshore and sea-bed within Parcel AW1 and Parcel AW2 or any such pieces or parcels of land (whether subterranean space, airspace, foreshore or seabed) as may be approved by the Competent Authorities (as defined Clause 1.1 of the Development Agreement), together with all the buildings and structures to be erected thereon.

SCHEDULE 7
Form of Bank Guarantee
Instructions: This Guarantee is to be typed on the Bank’s letterhead and submitted together with the Proposal.

To:	Singapore Tourism Board Tourism Court 1 Orchard Spring Lane Singapore 247729 (hereinafter called “STB”).
     WHEREAS
(i) By a Development Agreement (hereinafter called “the Agreement”) executed or to be executed between STB of the one part and [name of Company], a company incorporated in [country] and having its registered office at [registered address] (hereinafter called “the Company”) of the other part pursuant to the Request for Proposals to Develop an Integrated Resort at Marina Bay, Singapore (hereinafter called “the RFP”), the Company agreed to construct, develop and establish an Integrated Resort (hereinafter called “the IR”) at Marina Bay, Singapore in consideration of the term of lease to be granted by STB to the Company and subject to the terms and conditions of the Agreement.
(ii) Clause 5 of the Agreement provides that the Company shall pay a deposit of Singapore Dollars [••••] (S$••••) (hereinafter called “the Security Deposit”) equivalent to five per cent (5%) of the Development Investment as defined in the Agreement, which may be payable in such manner as specified in the Agreement, which includes payment by way of one or more Bankers’ Guarantees / Insurance Performance Bonds issued in favour of STB on the terms and conditions contained in the format prescribed by STB and enforceable in such circumstances as set out in the Agreement.
     NOW WE HEREBY AGREE as follows:
1. Words and expressions which are specifically defined in the Agreement shall, unless otherwise defined in this Guarantee, have the same meanings when used in this Guarantee.
2. Pursuant to the agreement as aforesaid and at the joint request of the Company and us, we [name of Bank / Insurance Company] HEREBY GUARANTEE to pay to STB forthwith on demand made to us in writing, a sum or sums not exceeding in the aggregate Singapore Dollars [••••] (S$••••), being equivalent to *the whole / a part of the Security Deposit required to be paid by the Company (hereinafter called “the Guaranteed Sum”). [*delete whichever is inapplicable], Provided Always that our liability hereunder shall not exceed the Guaranteed Sum.
3. This Guarantee shall be valid from the [••] day of [••••] [insert commencement date] to the [••] day of [••••] [insert expiry date which shall be a date 8 years and 6 months from the date of the Agreement] (which date shall be hereinafter called “the Expiry Date”).

4. This Guarantee is conditional upon a claim as specified herein being made by STB by way of a notice in writing addressed to us and the same being received by us at [insert address of Bank’s notification office] at any time hereunder within one hundred and eighty (180) days from the Expiry Date. Thereafter this Guarantee shall become null and void notwithstanding that this Guarantee is not returned to us for cancellation save and except for any claim(s) submitted to us in writing not later than one hundred and eighty (180) days from the Expiry Date.
5. STB shall be entitled to make more than one claim on this Guarantee so long as the claims are made within the period specified herein and the aggregate amount specified in all such claims does not exceed the Guaranteed Sum.
6. This Guarantee shall be governed by and construed in accordance with the laws of the Republic of Singapore and subject to the jurisdiction of the Singapore courts.
Dated this [••] day of [••••].
AS WITNESS our hand
Signature:

Signed by:

Name of Signatory

Designation:

for and on behalf of:
Name of Bank

in the presence of:
Name of Witness

Signature:

Designation:

SCHEDULE 8
Form of Development Agreement
Form of LTA Agreement

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.
The Borrower
MARINA BAY SANDS PTE. LTD.

Address:	9 Raffles Place #27-01 Republic Plaza Singapore 048619

Fax No:	(65) 6533 4909

Attention:	General Manager

By:	/s/ Bradley H. Stone
Name: Bradley H. Stone
Title: Director

The Arranger

GOLDMAN SACHS (SINGAPORE) PTE

By:	/s/ Tom Connolly
Name: Tom Connolly Title: Managing Director

DBS BANK LTD.

By:	/s/ Tan TeckLong

UOB ASIA LIMITED

By:	/s/ Tay Tong Poh	By:	/s/ Chong Kie Cheong
Name: Tay Tong Poh Title: Exec. V.P.		Name: Chong Kie Cheong Title: Senior V.P.

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/s/ Teh-Kwok Chui Lian
Name: Mrs. Teh-Kwok Chui Lian
Title: Head, Real Estate

The Original Lenders

DBS BANK LTD.

By:	/s/ Tan Teck Long

UNITED OVERSEAS BANK LIMITED

By:	/s/ Tay Tong Poh	By:	/s/ Chong Kie Cheong
Name: Tay Tong Poh Title: Exec. V.P.		Name: Chong Kie Cheong Title: Senior V.P.

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/s/ Teh-Kwok Chui Lian
Name: Mrs. Teh-Kwok Chui Lian
Title: Head, Real Estate
The Agent
DBS BANK LTD.

Address:	6 Shenton Way DBS Building Tower One #31-00 Singapore 068809

Fax No:	(65) 6324 4427

Attention:	Jacqueline Tan/Low Bee Hoon

By:	/s/ Tan Teck Long

The Security Trustee
DBS BANK LTD.

Address:	6 Shenton Way DBS Building Tower One #31-00 Singapore 068809

Fax No:	(65) 6324 4427

Attention:	Jacqueline Tan/Low Bee Hoon

By:	/s/ Tan Teck Long